WACHOVIA
------------------------------------------------------------------------------


                              Financial Supplement



                                 And Form 10-Q



                              Second Quarter 1999

Selected Period-End Data                                             Table 1
--------------------------------------------------------------------------------


                                                June 30    June 30
                                                   1999       1998
                                                -------    -------
Banking offices:
 North Carolina ...............................      190        199
 Virginia .....................................      253        264
 Georgia ......................................      132        132
 South Carolina ...............................      119        122
 Florida ......................................       40         39
                                                --------   --------
    Total .....................................      734        756
                                                ========   ========
Automated banking machines:
 North Carolina ...............................      444        445
 Virginia .....................................      307        308
 Georgia ......................................      303        299
 South Carolina ...............................      292        282
 Florida ......................................       37         30
                                                --------   --------
    Total .....................................    1,383      1,364
                                                ========   ========
Employees (full-time equivalent) ..............   21,716     21,146
Common stock shareholders of record ...........   52,956     54,825
Common shares outstanding (thousands) ......... 202,231    206,623

Common Stock Data -- Per Share                                       Table 2
--------------------------------------------------------------------------------


                                                                  1999                          1998
                                                            ------------------      ------------------------------
                                                            Second       First      Fourth       Third      Second
                                                            Quarter     Quarter     Quarter     Quarter     Quarter
                                                            ------     -------      ------      ------     -------
Market value:
 Period-end .............................................  $  85.56    $  81.19    $  87.44    $  85.25    $  84.50
 High ...................................................     92.31       91.00       96.81       90.94       90.19
 Low ....................................................     80.56       79.00       80.88       72.88       77.38
Book value at period-end ................................     26.83       26.77       26.30       25.79       26.02
Dividend ................................................       .49         .49         .49         .49         .44
Price/earnings ratio (1) ................................      18.5x       18.3x       20.9x       28.0x       28.6x
Price/earnings ratio without nonrecurring items (1), (2)       18.1        17.7        19.6        19.9        20.4

(1) Based on the most recent four quarters of net income per diluted share and end of period stock price.
(2) Excludes the after-tax impact of nonrecurring merger-related charges.



Forward-Looking Statements
--------------------------------------------------------------------------------
The Financial Supplement and Form 10-Q of Wachovia Corporation ("the corporation") contains forward-looking statements as encouraged by the Private Securities Litigation Reform Act of 1995. All forward-looking statements involve risks and uncertainty and any number of factors could cause actual results to differ materially from the anticipated results or other expectations expressed in the corporation's forward-looking statements. Risks and uncertainties that may affect future results include, but are not limited to, changes in the economy, interest rate movements, timely development by Wachovia of technology enhancements for its products and operating systems, the ability of Wachovia and its customers and vendors to address effectively Year 2000 issues, the impact of competitive products, services and pricing, Congressional legislation and similar matters. Management cautions readers not to place undue reliance on forward-looking statements, which are subject to influence by the named risk factors and unanticipated future events.

Management's Discussion and Analysis of Financial Condition
and Results of Operations
Financial Summary                                                    Table 3
--------------------------------------------------------------------------------


                                                       Twelve
                                                       Months                1999
                                                        Ended     ------------------------------
                                                      June 30            Second            First
                                                         1999           Quarter          Quarter
                                                   ----------     -------------     ------------
Summary of Operations
(thousands, except per share data)
Interest income .................................. $4,624,649        $ 1,146,605     $ 1,130,386
Interest expense ................................. 2,200,386             529,603         522,310
                                                   -----------     -------------     -----------
Net interest income .............................. 2,424,263             617,002         608,076
Provision for loan losses ........................   312,074              74,525          80,636
                                                   -----------     -------------     -----------
Net interest income after provision for loan
 losses .......................................... 2,112,189             542,477         527,440
Other operating revenue .......................... 1,367,166             404,544         333,269
Securities gains .................................    24,980              10,453             234
                                                   -----------     -------------     -----------
Total other income ............................... 1,392,146             414,997         333,503
Personnel expense ................................ 1,112,161             307,752         271,186
Nonrecurring merger-related charges ..............    27,242               8,347            ----
Other expense ....................................   918,501             264,518         221,012
                                                   -----------     -------------     -----------
Total other expense .............................. 2,057,904             580,617         492,198
Income before income taxes ....................... 1,446,431             376,857         368,745
Applicable income taxes ..........................   486,712             129,307         125,509
                                                   -----------     -------------     -----------
Net income ....................................... $ 959,719         $   247,550     $   243,236
                                                   ===========     =============     ===========
Net income per common share:
 Basic ........................................... $    4.71         $      1.21     $      1.20
 Diluted ......................................... $    4.63         $      1.19     $      1.18
Cash dividends paid per common share ............. $    1.96         $       .49     $       .49
Cash dividends paid on common stock .............. $ 400,190         $   100,292     $    99,662
Cash dividend payout ratio .......................     41.70%              40.51%          40.97%
Average basic shares outstanding .................   203,633             203,746         203,119
Average diluted shares outstanding ...............   207,550             207,400         206,959
Selected Average Balances
(millions)
Total assets ..................................... $  64,646         $    65,454     $    64,408
Loans -- net of unearned income ..................    45,777              47,012          46,261
Securities .......................................     9,879               9,664           9,221
Other interest-earning assets ....................     1,509               1,588           1,313
Total interest-earning assets ....................    57,165              58,264          56,795
Interest-bearing deposits ........................    31,901              32,343          31,846
Short-term borrowed funds ........................    10,235               9,629           9,292
Long-term debt ...................................     7,129               7,998           7,627
Total interest-bearing liabilities ...............    49,265              49,970          48,765
Noninterest-bearing deposits .....................     8,086               8,261           8,062
Total deposits ...................................    39,987              40,604          39,908
Shareholders' equity .............................     5,280               5,459           5,314
Ratios (averages)
Annualized net loan losses to loans ..............       .68%                .63%            .69%
Annualized net yield on interest-earning
 assets ..........................................      4.32                4.31            4.41
Shareholders' equity to:
 Total assets ....................................      8.17                8.34            8.25
 Net loans .......................................     11.67               11.75           11.62
Annualized return on assets ......................      1.48                1.51            1.51
Annualized return on shareholders' equity ........     18.18               18.14           18.31
Operating Performance
 Excluding Nonrecurring
 Items
(thousands, except per share data)
Net income ....................................... $ 977,699         $   253,060     $   243,236
Net income per diluted share ..................... $    4.72         $      1.22     $      1.18
Annualized return on assets ......................      1.51%               1.55%           1.51%
Annualized return on shareholders' equity ........     18.52               18.54           18.31
Cash dividend payout ratio .......................     40.93               39.63           40.97


                                                                                                         Six Months Ended
                                                                         1998                                  June 30
                                                   ---------------------------------------------   -----------------------------
                                                          Fourth           Third          Second
                                                         Quarter         Quarter         Quarter            1999            1998
                                                   -------------    ------------     -----------   -------------    ------------
Summary of Operations
(thousands, except per share data)
Interest income ..................................   $ 1,176,192     $ 1,171,466     $ 1,169,758     $ 2,276,991     $ 2,317,587
Interest expense .................................       566,443         582,030         587,054       1,051,913       1,165,740
                                                   -------------     -----------     -----------   -------------     -----------
Net interest income ..............................       609,749         589,436         582,704       1,225,078       1,151,847
Provision for loan losses ........................        84,104          72,809          68,441         155,161         142,567
                                                   -------------     -----------     -----------   -------------     -----------
Net interest income after provision for loan
 losses ..........................................       525,645         516,627         514,263       1,069,917       1,009,280
Other operating revenue ..........................       318,812         310,541         315,043         737,813         598,766
Securities gains .................................         7,407           6,886           2,992          10,687           6,149
                                                   -------------     -----------     -----------   -------------     -----------
Total other income ...............................       326,219         317,427         318,035         748,500         604,915
Personnel expense ................................       269,941         263,282         262,406         578,938         522,130
Nonrecurring merger-related charges ..............         6,961          11,934          30,849           8,347          66,417
Other expense ....................................       215,784         217,187         223,739         485,530         422,696
                                                   -------------     -----------     -----------   -------------     -----------
Total other expense ..............................       492,686         492,403         516,994       1,072,815       1,011,243
Income before income taxes .......................       359,178         341,651         315,304         745,602         602,952
Applicable income taxes ..........................       117,612         114,284         105,388         254,816         197,715
                                                   -------------     -----------     -----------   -------------     -----------
Net income .......................................   $   241,566     $   227,367     $   209,916     $   490,786     $   405,237
                                                   =============     ===========     ===========   =============     ===========
Net income per common share:
 Basic ...........................................   $      1.19     $      1.11     $      1.02     $      2.41     $      1.96
 Diluted .........................................   $      1.17     $      1.09     $      1.00     $      2.37     $      1.93
Cash dividends paid per common share .............   $       .49     $       .49     $       .44     $       .98     $       .88
Cash dividends paid on common stock ..............   $    99,452     $   100,784     $    90,973     $   199,954     $   181,562
Cash dividend payout ratio .......................         41.17%          44.33%          43.34%          40.74%          44.80%
Average basic shares outstanding .................       202,824         204,832         206,718         203,434         206,308
Average diluted shares outstanding ...............       206,991         208,837         210,662         207,181         210,412
Selected Average Balances
(millions)
Total assets .....................................   $    65,298     $    63,429     $    63,916     $    64,934     $    63,527
Loans -- net of unearned income ..................        45,966          43,894          43,974          46,638          43,862
Securities .......................................         9,952          10,664          11,102           9,444          10,864
Other interest-earning assets ....................         1,622           1,508           1,558           1,451           1,594
Total interest-earning assets ....................        57,540          56,066          56,634          57,533          56,320
Interest-bearing deposits ........................        31,766          31,654          32,182          32,095          32,318
Short-term borrowed funds ........................        11,135          10,858          10,947           9,461          10,795
Long-term debt ...................................         6,830           6,080           6,092           7,814           6,100
Total interest-bearing liabilities ...............        49,731          48,592          49,221          49,370          49,213
Noninterest-bearing deposits .....................         8,148           7,874           7,939           8,162           7,591
Total deposits ...................................        39,914          39,528          40,121          40,257          39,909
Shareholders' equity .............................         5,178           5,173           5,211           5,387           5,160
Ratios (averages)
Annualized net loan losses to loans ..............           .73%            .66%            .62%            .66%            .65%
Annualized net yield on interest-earning
 assets ..........................................          4.28            4.26            4.21            4.36            4.21
Shareholders' equity to:
 Total assets ....................................          7.93            8.16            8.15            8.30            8.12
 Net loans .......................................         11.40           11.93           12.00           11.68           11.91
Annualized return on assets ......................          1.48            1.43            1.31            1.51            1.28
Annualized return on shareholders' equity ........         18.66           17.58           16.11           18.22           15.71
Operating Performance
 Excluding Nonrecurring
 Items
(thousands, except per share data)
Net income .......................................   $   246,160     $   235,243     $   230,276     $   496,296     $   448,444
Net income per diluted share .....................   $      1.19     $      1.13     $      1.09     $      2.40     $      2.13
Annualized return on assets ......................          1.51%           1.48%           1.44%           1.53%           1.41%
Annualized return on shareholders' equity ........         19.02           18.19           17.68           18.43           17.38
Cash dividend payout ratio .......................         40.40           42.84           39.51           40.29           40.49

               Results of Operations

Overview

               Wachovia Corporation ("Wachovia") is a major interstate bank holding company with dual headquarters in Winston-Salem, North Carolina, and Atlanta, Georgia. Its principal banking subsidiaries are Wachovia Bank, N.A., which operates in Georgia, North Carolina, South Carolina, Virginia and Florida, and The First National Bank of Atlanta, which provides credit card services.

               Economic growth in the U.S. slowed in the second quarter of 1999, largely due to deceleration in consumer spending and a downturn in government spending. Gross domestic product for the period, based on advance estimates, expanded at an annualized rate of 2.3 percent from the first three months of 1999 compared with 4.3 percent annualized growth for the previous quarter. Despite the slower economic growth, concerns persisted over tight labor markets, leading the Federal Reserve to raise short-term interest rates a quarter of a percentage point at the end of June. The corporation continues to enjoy generally favorable economic conditions within its primary operating states but saw slowdowns in some of its businesses as well as deterioration in credit quality among a few corporate borrowers. Management is monitoring these situations and is taking appropriate actions to address these business issues.

               Wachovia seeks to broaden its competitive position by gaining access to new customers and by enhancing products and services through internal development and selective acquisitions and partnerships. On April 1, 1999, Wachovia completed acquisition of Interstate/Johnson Lane Inc., a major regional investment advisor and brokerage firm, accounting for the transaction as a purchase. In May, Wachovia and OFFITBANK Holdings Inc., a leading wealth management company, announced an agreement in which OFFITBANK will merge with Wachovia. In July, Barry, Evans, Josephs & Snipes, Inc., a leading national life insurance broker specializing in wealth transfer and benefit plan strategies, agreed to merge with the corporation. Both of the pending transactions are subject to regulatory approval and are expected to close in the third quarter of 1999. They will be accounted for using the purchase method of accounting for business combinations. Under purchase accounting, the excess of purchase price over the fair market value of net assets acquired is recorded as goodwill, and operating results are included since the effective date of the acquisition.


Computation of Earnings Per Common Share                             Table 4
--------------------------------------------------------------------------------
(thousands, except per share)

                                                                  Three Months Ended          Six Months Ended
                                                                     June 30                      June 30
                                                             --------------------------   -------------------------
                                                                    1999           1998          1999          1998
                                                             -----------    -----------   -----------   -----------
Basic
Average common shares outstanding ..........................     203,746        206,718       203,434       206,308
                                                             ===========        =======   ===========       =======
Net income .................................................   $ 247,550      $ 209,916     $ 490,786     $ 405,237
                                                             ===========      =========   ===========     =========
Per share amount ...........................................   $    1.21      $    1.02     $    2.41     $    1.96
Diluted
Average common shares outstanding ..........................     203,746        206,718       203,434       206,308
Dilutive common stock options at average market price ......       3,215          3,684         3,316         3,835
Dilutive common stock awards at average market price .......         415            248           406           260
Convertible long-term debt assumed converted ...............          24             12            25             9
                                                             -----------      ---------   -----------     ---------
Average diluted shares outstanding .........................     207,400        210,662       207,181       210,412
                                                             ===========      =========   ===========     =========
Net income .................................................   $ 247,550      $ 209,916     $ 490,786     $ 405,237
Add interest on convertible long-term debt -- net of tax ...          16              7            36             8
                                                             -----------      ---------   -----------     ---------
Adjusted net income ........................................   $ 247,566      $ 209,923     $ 490,822     $ 405,245
                                                             ===========      =========   ===========     =========
Per share amount ...........................................   $    1.19      $    1.00     $    2.37     $    1.93

               Because Wachovia's growth strategy includes the use of acquisitions, it regularly evaluates opportunities and conducts due diligence activities in connection with possible acquisitions. As a result, discussions and, in some cases, negotiations may take place and future acquisitions involving cash, debt or equity securities may occur. Acquisitions typically involve the payment of a premium over book values, and, therefore, some dilution of book value and net income per share may occur in connection with any future transactions.

               Wachovia's net income for the second quarter of 1999 was $247.550 million or $1.19 per diluted share versus $209.916 million or $1.00 per diluted share a year earlier. For the first six months of 1999, net income totaled $490.786 million or $2.37 per diluted share compared with $405.237 million or $1.93 per diluted share in the same period of 1998. Comparisons between the 1999 and 1998 periods are impacted by merger-related expenses in both years as well as by the addition of Interstate/ Johnson Lane, which is included in reported results since the April 1, 1999 acquisition date. Merger-related expenses on a pretax basis were $8.347 million for both the second quarter and first half of 1999 versus $30.849 million and $66.417 million, respectively, in 1998. Excluding merger-related expenses, operating net income was $253.060 million or $1.22 per diluted share for the second quarter of 1999 compared with $230.276 million or $1.09 per diluted share a year earlier. Year to date, operating net income totaled $496.296 million or $2.40 per diluted share versus $448.444 million or $2.13 per diluted share in the same period of 1998.

               Expanded discussion of results of operations and financial condition follows. Interest income is stated on a taxable equivalent basis, which is adjusted for the tax-favored status of earnings from certain loans and securities. References to changes in assets and liabilities represent daily average levels unless otherwise noted.

Business Segments

               The corporation has four reportable business segments: Consumer, Corporate, Card, and Treasury & Administration.

               The Consumer segment provides individuals and small businesses with products and services ranging from traditional loans and deposits, mortgages, trust services, brokerage and mutual fund investments, including proprietary Wachovia Funds, to insurance, private banking and other financial advisory services. Customers are served in the primary operating states of Georgia, North Carolina, South Carolina, Virginia and Florida through a wide variety of delivery channels, including ATMs, traditional branches, work-site banking facilities, in-store banking centers, PC Access online banking and online investing, Wachovia On-Call telephone banking and automated Phone Access. Major initiatives for the division include PRO (Profitable Relationship Optimization), which is its strategy for profitable customer selling and retention for the highest potential retail customers; Financial Integration, an affluent customer strategy utilizing teams of financial advisors and specialists; and the Market Network Model, used for determining the mix of local retail delivery channels based on location needs and opportunities.

               Corporate offers access to debt and equity capital, investment banking, risk management, asset management, and both institutional trust and treasury consulting and processing. Customers range from mid-sized companies to multinational corporations, institutions and investors. The group provides a broad range of capital markets capabilities including investment banking, private and public debt and equity capital, risk management products as well as fixed income and equity securities. The division is a leading provider of treasury services and has deep expertise in charitable funds management, executive services and retirement services. Corporate serves clients in the southeast with multiple offices in Wachovia's home states but also extends its reach nationally with offices in New York and

               Chicago. Service to global customers is enhanced through a full-service branch in London, representative offices in Tokyo and Hong Kong, and Banco Wachovia in Brazil.

               The Card division represents the credit card business. The division generates revenues from interest on unpaid card balances and from fees primarily on interchange, cash advances, overlimit advances, late payments and servicing securitized receivables. The division employs modeling techniques and other credit evaluation measures to target above-average quality credit risk customers who carry monthly balances and seek low interest rates. Products offered include prime rate plus and Prime Rate for Life(R) Visa and MasterCard credit cards.

               The Treasury & Administration segment principally reflects asset and liability management for interest rate risk; management of the securities portfolio; internal compensation for deposits and other funding sources, and charges for funds used; and other corporate costs such as Year 2000 and nonrecurring expenses.

               Business segment results are reported on a management accounting basis. Management accounting practices are internally driven, reflecting evolving information needs specific to the decision-making activities of a company's business managers, and may differ by company due to wide discretion in application. As a consequence, these business segment results are not necessarily comparable with those of other financial institutions with similar segments or with those of other companies which compete directly in one or more of the corporation's lines of business. In addition, business segment results may be restated in the future as management structure, information needs, measurement methodologies and reporting systems evolve.

               During 1999, certain changes to the management accounting structure were implemented which have been reflected for all periods presented. The primary change is the presentation of the Card segment on a managed basis, with the funding impact and the gain on the sale of the securitized portfolio reflected in Treasury & Administration. Other changes have been implemented with an immaterial impact.

               The provision for loan losses for each business segment is determined based on the credit risk of each segment's loan portfolio. Overhead expense is allocated based on the proportion of each segment's direct expenses to total direct expenses of the combined segments. Income tax expense is calculated for each business segment using a blended corporate-wide tax rate based on taxable equivalent adjusted net income.

               Financial results by business segment are discussed below.

               CONSUMER. Net income for Consumer rose $4.413 million or 5.1 percent for the second quarter of 1999 from a year earlier but was modestly lower for the first half. Net interest income edged up slightly for both the three and six months, while noninterest income increased $64.483 million or 43.9 percent for the second period and $73.673 million or 25.2 percent year to date. Gains in noninterest income from year-earlier periods reflected the addition of Interstate/Johnson Lane in April 1999 as well as core business growth largely in deposit account service charges and electronic banking revenue. Included in noninterest income for the first half of 1998 was a gain of $17.155 million from branch divestitures. The provision for loan losses increased $3.344 million or 47.9 percent for the quarter and $4.138 million or 24.6 percent for the first half. Noninterest expense rose $53.832 million or 18 percent for the three months and $69.810 million or 12.1 percent for the first six months due to the inclusion of Interstate/Johnson Lane and to increases in incentive pay, equipment expense for new computer systems, and net occupancy costs for new facilities.

               CORPORATE. Net income for Corporate expanded $23.836 million or
               29.6 percent for the quarter and $56.932 million or 36.6 percent year to date. Strong increases were registered in net interest income, up $43.600 million or 25.3 percent for the three months and $89.996 million or 26.9 percent for the first six months, and in noninterest income, which rose $18.980 million or 18.2 percent for the quarter and $45.867 million or 24.1 percent year to date. Noninterest income benefited from gains largely in investment fees, deposit account service charges and trust fees, influenced partially by the addition of Interstate/Johnson Lane. The provision for loan losses increased $3.478 million for the second period and $5.000 million year to date, reflecting loan growth and increased loan losses. Noninterest expense was up $21.251 million or 14.1 percent for the three months and $39.721 million or 14 percent for the first six months, largely due to higher staff costs for capital markets activity and an expanded employee base and to increases in net occupancy and equipment expenses.

               CARD. Net income for the Card division grew $7.296 million or
               31.9 percent for the second period and $14.018 million or 30.3 percent for the first six months of 1999. Net interest income rose $11.976 million or 10.1 percent for the quarter and $23.496 million or 9.8 percent year to date. Noninterest income was up $2.799 million or 7.2 percent for the three months and $6.122 million or 8.5 percent for the first six months, largely due to higher cardholder income. The provision for loan losses increased $2.480 million or 3.6 percent for the quarter and $2.484 million or 1.8 percent year to date, with the low increase in provision reflecting continued improvements in loss control methodologies. Noninterest expense was up $744 thousand or 1.4 percent for the three months and $4.572 million or 4.4 percent for the first six months driven, in part, by higher amortization expense for purchased receivables.

               TREASURY & ADMINISTRATION. Treasury & Administration's net income for the second quarter grew to $21.668 million from $19.580 million a year earlier. Net interest income declined $25.970 million to $837 thousand. Interest-earning assets were lower by $2.130 billion, primarily reflecting a $1.438 billion reduction in the securities portfolio and the $896 million securitization of credit card receivables in March of 1999. Total interest-bearing liabilities declined $1.392 billion. Noninterest income grew $10.811 million or 38.5 percent, reflecting securities gains and increased fee income from the securitization. Noninterest expense decreased $14.512 million or
               46.5 percent due to lower spending on both business integration activities and Year 2000 compliance costs. For the first six months of 1999, net income rose $15.340 million or 63.8 percent.

Business Segments                                                    Table 5
--------------------------------------------------------------------------------
(three months ended june 30)

                                              Consumer               Corporate                Card
                                        --------------------   -------------------    -------------------
                                            1999        1998       1999       1998       1999        1998
                                        --------   ---------   --------    -------    -------    --------
Operations Summary
(millions)
External net interest margin .........  $      81   $      77   $    430   $    390   $    206   $    202
Internal funding (charge)
 credit ..............................        214         218       (214)      (217)       (75)       (83)
                                        ---------   ---------   --------   --------   --------   --------
Net interest income* .................        295         295        216        173        131        119
Total other income ...................        211         147        123        104         42         39
                                        ---------   ---------   --------   --------   --------   --------
Total revenues .......................        506         442        339        277        173        158
Provision for loan losses ............         10           7          4          1         71         68
Total other expense ..................        353         300        172        151         55         54
                                        ---------   ---------   --------   --------   --------   --------
Pretax profit ........................        143         135        163        125         47         36
Income taxes (benefit) ...............         51          48         59         45         17         13
                                        ---------   ---------   --------   --------   --------   --------
Net income (loss) ....................  $      92   $      87   $    104   $     80   $     30   $     23
                                        =========   =========   ========   ========   ========   ========
Percentage contribution to total
 revenues** ..........................      47.83%      47.42%     32.04%     29.72%     16.35%     16.95%
Percentage contribution to net
 income ..............................      37.10       41.43      41.94      38.10      12.10      10.95
Average Balances
(billions)
Total assets .........................  $      17   $      17   $     29   $     26   $      9   $      7


                                                Treasury &
                                            Administration          Eliminations  Total Corporation
                                        ------------------   -------------------  -----------------
                                           1999       1998      1999        1998      1999     1998
                                        -------   --------   --------   --------  --------  -------
Operations Summary
(millions)
External net interest margin .........   $  (90)    $ (74)      $ (10)    $ (12)   $   617   $ 583
Internal funding (charge)
 credit ..............................       91       101         (16)      (19)      ----    ----
                                        -------     ------    -------   -------   --------  ------
Net interest income* .................        1        27         (26)      (31)       617     583
Total other income ...................       39        28        ----      ----        415     318
                                        -------     ------    -------   -------   --------  ------
Total revenues .......................       40        55         (26)      (31)     1,032     901
Provision for loan losses ............      (11)         (7)     ----      ----         74      69
Total other expense ..................       17        31         (16)      (19)       581     517
                                        -------     -------   -------   -------   --------  ------
Pretax profit ........................       34        31         (10)      (12)       377     315
Income taxes (benefit) ...............       12        11         (10)      (12)       129     105
                                        -------     -------   -------   -------   --------  ------
Net income (loss) ....................   $   22     $  20       $----     $----    $   248   $ 210
                                        =======     =======   =======   =======   ========  ======
Percentage contribution to total
 revenues** ..........................     3.78%     5.90%
Percentage contribution to net
 income ..............................     8.87       9.52
Average Balances
(billions)
Total assets .........................   $   10     $  14                          $    65   $  64

* Net interest income is reported on a taxable equivalent basis by segment and on a nontaxable equivalent basis for the corporation, reflecting segment eliminations.
** Percentage contribution to total revenues is based on the proportion of each segment's revenues to the combined revenues of all segments. Revenues for the total corporation are presented based on nontaxable equivalent net interest income and total other income, including securities transactions.


Business Segments                                                    Table 6
--------------------------------------------------------------------------------
(six months ended June 30)

                                                     Consumer             Corporate                  Card
                                        ---------------------   -------------------   --------------------
                                             1999        1998       1999       1998       1999        1998
                                        ---------   ---------   --------   --------   --------    --------
Operations Summary
(millions)
External net interest margin .........  $     156   $     150   $    839   $    758   $    415    $    409
Internal funding (charge)
 credit ..............................        427         431       (414)      (423)      (151)       (169)
                                        ---------   ---------   --------   --------   --------    --------
Net interest income* .................        583         581        425        335        264         240
Total other income ...................        366         292        236        190         78          72
                                        ---------   ---------   --------   --------   --------    --------
Total revenues .......................        949         873        661        525        342         312
Provision for loan losses ............         21          17          6          1        140         137
Total other expense ..................        649         579        323        283        108         104
                                        ---------   ---------   --------   --------   --------    --------
Pretax profit ........................        279         277        332        241         94          71
Income taxes (benefit) ...............        100          98        119         85         34          25
                                        ---------   ---------   --------   --------   --------    --------
Net income (loss) ....................  $     179   $     179   $    213   $    156   $     60    $     46
                                        =========   =========   ========   ========   ========    ========
Percentage contribution to total
 revenues** ..........................      46.86%      48.15%     32.64%     28.96%     16.89%      17.21%
Percentage contribution to net
 income ..............................      36.46       44.20      43.38      38.52      12.22       11.36
Average Balances
(billions)
Total assets .........................  $      17   $      16   $     29   $     27   $      8    $      7


                                               Treasury &
                                           Administration       Eliminations     Total Corporation
                                      -------------------  -----------------   -------------------
                                          1999       1998     1999      1998       1999       1998
                                      --------    -------  -------   -------   --------   --------
Operations Summary
(millions)
External net interest margin .........  $ (165)    $ (141)    $ (20)    $ (24)   $1,225     $1,152
Internal funding (charge)
 credit ..............................     169        193       (31)      (33)     ----         (1)
                                      --------     ------   -------   -------   -------   --------
Net interest income* .................       4         52       (51)      (57)    1,225      1,151
Total other income ...................      69         51      ----      ----       749        605
                                      --------     ------   -------   -------   -------   --------
Total revenues .......................      73        103       (51)      (57)    1,974      1,756
Provision for loan losses ............     (12)       (13)     ----      ----       155        142
Total other expense ..................      24         78       (31)      (33)    1,073      1,011
                                      --------     ------   -------   -------   -------   --------
Pretax profit ........................      61         38       (20)      (24)      746        603
Income taxes (benefit) ...............      22         14       (20)      (24)      255        198
                                      --------     ------   -------   -------   -------   --------
Net income (loss) ....................  $   39     $   24     $----     $----    $  491      $ 405
                                      ========     ======   =======   =======   =======   ========
Percentage contribution to total
 revenues** ..........................    3.60%      5.68%
Percentage contribution to net
 income ..............................    7.94       5.93
Average Balances
(billions)
Total assets .........................  $   11     $   14                        $   65      $  64

* Net interest income is reported on a taxable equivalent basis by segment and on a nontaxable equivalent basis for the corporation, reflecting segment eliminations.
** Percentage contribution to total revenues is based on the proportion of each segment's revenues to the combined revenues of all segments. Revenues for the total corporation are presented based on nontaxable equivalent net interest income and total other income, including securities transactions.

               Consolidated Financial Results

Net Interest
Income
               Taxable equivalent net interest income rose $32.163 million or
               5.4 percent for the second quarter of 1999 from a year earlier and was up $69.497 million or 5.9 percent for the first six months. Higher loan volume and a wider interest rate spread accounted for the increases in both periods, with a decline in the average yield on interest-earning assets offset by loan growth and lower funding rates. Compared with the first three months of 1999, taxable equivalent net interest income increased $8.467 million or 5.5 percent annualized, driven by continued growth in interest-earning assets. The net yield on interest-earning assets (defined as taxable equivalent net interest income as a percentage of average interest-earning assets) expanded 10 basis points for the second quarter and 15 basis points year to date but moderated 10 basis points from the first quarter following the securitization of $896 million in credit card receivables in late March 1999. Taxable equivalent net interest income is projected to grow approximately 5 percent for the full year of 1999, excluding the impact from the credit card securitization. The estimate is based on expectations for continued moderate loan growth and a favorable interest rate spread.

               Taxable equivalent interest income was lower by $25.289 million or 2.1 percent for the quarter and $44.331 million or 1.9 percent for the first half, reflecting declines of 41 basis points and 33 basis points, respectively, in the average rate earned on interest-earning assets. Higher loan levels moderated decreases in taxable equivalent interest income in both periods, with loans advancing $3.038 billion or 6.9 percent for the three months from a year earlier and $2.776 billion or 6.3 percent for the first six months. Compared with the first quarter of 1999, taxable equivalent interest income was higher by $15.759 million or 5.5 percent annualized as expansion of interest-earning assets offset an18 basis point decline in the average earning asset yield.

               Commercial loans, including related real estate categories, accounted for substantially all of the loan growth in both periods, rising $3.964 billion or 15.4 percent for the quarter from a year earlier and $3.396 billion or 13.3 percent year to date. Gains were broad based, with all categories of commercial loans increasing except tax-exempt loans. Taxable commercial loans, lease financing and foreign loans led the growth for both the quarter and first half, with gains in foreign loans reflecting higher business volume originated primarily from the corporation's London branch. The lease financing portfolio primarily consists of leveraged leases and other structured corporate transactions, primarily in Western European countries. Commercial real estate lending also was up, with gains in both construction loans and in commercial mortgages, while tax-exempt loans continued to run off due to the reduced availability of tax-exempt financing under current tax laws.

Net Interest Income and Average Balances                             Table 7
--------------------------------------------------------------------------------


                                                Twelve
                                                Months                 1999
                                                 Ended      ---------------------------
                                               June 30             Second         First
                                                  1999            Quarter       Quarter
                                            -----------     -------------  ------------
Net Interest Income --
 Taxable Equivalent
(thousands)
Interest income:
 Loans -- including fees .................. $3,936,161       $    979,851   $    975,011
 Securities ...............................   659,931             158,519        151,879
 Interest-bearing bank balances ...........     9,932               1,391          2,193
 Federal funds sold and securities
  purchased under resale
  agreements ..............................    29,014               8,429          5,802
 Trading account assets ...................    32,750               8,107          5,653
                                            -----------     -------------   ------------
   Total .................................. 4,667,788           1,156,297      1,140,538
Interest expense:
 Interest-bearing demand ..................    57,448              13,991         12,725
 Savings and money market
  savings .................................   460,467             116,476        113,547
 Savings certificates .....................   484,040             110,926        113,449
 Large denomination certificates ..........   172,559              42,992         43,726
 Interest-bearing deposits in foreign
  offices .................................   110,076              24,039         23,920
 Short-term borrowed funds ................   494,598             112,301        103,170
 Long-term debt ...........................   421,197             108,877        111,773
                                            -----------     -------------   ------------
   Total .................................. 2,200,385             529,602        522,310
                                            -----------     -------------   ------------
Net interest income ....................... $2,467,403       $    626,695   $    618,228
                                            ===========     =============   ============
Annualized net yield on interest-
 earning assets ...........................      4.32%               4.31%          4.41%
Average Balances
 (millions)
Assets:
 Loans -- net of unearned income........... $  45,777        $     47,012   $     46,261
 Securities ...............................     9,879               9,664          9,221
 Interest-bearing bank balances ...........       129                  83            130
 Federal funds sold and securities
  purchased under resale
  agreements ..............................       568                 707            483
 Trading account assets ...................       812                 798            700
                                            -----------     -------------   ------------
   Total interest-earning assets ..........    57,165              58,264         56,795
 Cash and due from banks ..................     3,097               2,975          3,071
 Premises and equipment ...................       911                 970            911
 Other assets .............................     3,885               3,713          4,047
 Unrealized gains on securities
  available-for-sale ......................       124                  68            119
 Allowance for loan losses ................      (536)               (536)          (535)
                                            -----------     -------------   ------------
   Total assets ........................... $  64,646        $     65,454   $     64,408
                                            ===========     =============   ============
Liabilities and shareholders' equity:
 Interest-bearing demand .................. $   4,660        $      4,691   $      4,665
 Savings and money market
  savings .................................    12,663              13,424         12,889
 Savings certificates .....................     9,093               8,746          8,846
 Large denomination certificates ..........     3,326               3,394          3,377
 Interest-bearing deposits in foreign
  offices .................................     2,159               2,088          2,069
 Short-term borrowed funds ................    10,235               9,629          9,292
 Long-term debt ...........................     7,129               7,998          7,627
                                            -----------     -------------   ------------
   Total interest-bearing
    liabilities ...........................    49,265              49,970         48,765
 Demand deposits ..........................     8,086               8,261          8,062
 Other liabilities ........................     2,015               1,764          2,267
 Shareholders' equity .....................     5,280               5,459          5,314
                                            -----------     -------------   ------------
   Total liabilities and
    shareholders' equity .................. $  64,646        $     65,454   $     64,408
                                            ===========     =============   ============
Total deposits ............................ $  39,987        $     40,604   $     39,908


                                                                                                  Six Months Ended
                                                               1998                                     June 30
                                             -------------------------------------------   ----------------------------
                                                  Fourth            Third         Second
                                                 Quarter          Quarter        Quarter          1999             1998
                                             -----------     ------------   ------------   -----------      -----------
Net Interest Income --
 Taxable Equivalent
(thousands)
Interest income:
 Loans -- including fees ..................   $ 1,000,663    $    980,636   $    967,461    $ 1,954,862     $ 1,919,743
 Securities ...............................       167,680         181,853        191,666        310,398         377,321
 Interest-bearing bank balances ...........         3,166           3,182          3,411          3,584           6,639
 Federal funds sold and securities
  purchased under resale
  agreements ..............................         8,615           6,168          5,735         14,231          11,020
 Trading account assets ...................         7,173          11,817         13,313         13,760          26,443
                                            -------------    ------------   ------------  -------------     -----------
   Total ..................................     1,187,297       1,183,656      1,181,586      2,296,835       2,341,166
Interest expense:
 Interest-bearing demand ..................        15,206          15,526         17,047         26,716          33,798
 Savings and money market
  savings .................................       115,367         115,077        110,078        230,023         221,211
 Savings certificates .....................       123,203         136,462        136,782        224,375         282,812
 Large denomination certificates ..........        45,359          40,482         45,426         86,718          79,543
 Interest-bearing deposits in foreign
  offices .................................        28,112          34,005         37,332         47,959          73,542
 Short-term borrowed funds ................       134,246         144,881        145,827        215,471         284,719
 Long-term debt ...........................       104,950          95,597         94,562        220,650         190,115
                                            -------------    ------------   ------------  -------------     -----------
   Total ..................................       566,443         582,030        587,054      1,051,912       1,165,740
                                            -------------    ------------   ------------  -------------     -----------
Net interest income .......................   $   620,854    $    601,626   $    594,532    $ 1,244,923     $ 1,175,426
                                            =============    ============   ============  =============     ===========
Annualized net yield on interest-
 earning assets ...........................          4.28%           4.26%          4.21%          4.36%           4.21%
Average Balances
 (millions)
Assets:
 Loans -- net of unearned income...........   $    45,966    $     43,894   $     43,974    $    46,638     $    43,862
 Securities ...............................         9,952          10,664         11,102          9,444          10,864
 Interest-bearing bank balances ...........           163             138            139            107             164
 Federal funds sold and securities
  purchased under resale
  agreements ..............................           641             440            411            595             392
 Trading account assets ...................           818             930          1,008            749           1,038
                                            -------------    ------------   ------------  -------------     -----------
   Total interest-earning assets ..........        57,540          56,066         56,634         57,533          56,320
 Cash and due from banks ..................         3,271           3,068          3,166          3,023           3,253
 Premises and equipment ...................           888             874            845            941             832
 Other assets .............................         3,959           3,822          3,709          3,880           3,553
 Unrealized gains on securities
  available-for-sale ......................           177             133             96             93             105
 Allowance for loan losses ................          (537)           (534)          (534)          (536)           (536)
                                            -------------    ------------   ------------  -------------     -----------
   Total assets ...........................   $    65,298    $     63,429   $     63,916    $    64,934     $    63,527
                                            =============    ============   ============  =============     ===========
Liabilities and shareholders' equity:
 Interest-bearing demand ..................   $     4,639    $      4,646   $      4,687    $     4,678     $     5,332
 Savings and money market
  savings .................................        12,481          11,873         11,700         13,158          11,021
 Savings certificates .....................         9,128           9,642          9,984          8,796          10,511
 Large denomination certificates ..........         3,387           3,146          3,212          3,385           2,832
 Interest-bearing deposits in foreign
  offices .................................         2,131           2,347          2,599          2,078           2,622
 Short-term borrowed funds ................        11,135          10,858         10,947          9,461          10,795
 Long-term debt ...........................         6,830           6,080          6,092          7,814           6,100
                                            -------------    ------------   ------------  -------------     -----------
   Total interest-bearing
    liabilities ...........................        49,731          48,592         49,221         49,370          49,213
 Demand deposits ..........................         8,148           7,874          7,939          8,162           7,591
 Other liabilities ........................         2,241           1,790          1,545          2,015           1,563
 Shareholders' equity .....................         5,178           5,173          5,211          5,387           5,160
                                            -------------    ------------   ------------  -------------     -----------
   Total liabilities and
    shareholders' equity ..................   $    65,298    $     63,429   $     63,916    $    64,934     $    63,527
                                            =============    ============   ============  =============     ===========
Total deposits ............................   $    39,914    $     39,528   $     40,121    $    40,257     $    39,909

               At June 30, 1999, foreign loans were $1.451 billion or 3 percent of total loans compared with $843 million or 1.9 percent one year earlier and $1.347 billion or 2.9 percent at March 31, 1999. There were no extensions of credit to Russia, and credit extensions in Asia were not significant. Because foreign loans are reported based on the address of the borrower and not on the country where security for the credit resides, foreign loans as reported do not necessarily indicate Wachovia's country risk exposure. At June 30, 1999, Wachovia's country of risk profile has not materially changed from December 31, 1998. Foreign lease financing was $1.156 billion at the end of the second quarter of 1999, all in Western European countries.

               Commercial real estate loans, based on regulatory definitions, were $9.522 billion or 19.7 percent of total loans at June 30, 1999 versus $8.632 billion or 19.4 percent one year earlier and $9.164 billion or 19.8 percent at March 31, 1999. Regulatory definitions for commercial real estate loans include loans that have real estate as the collateral but not the primary consideration in a credit risk evaluation.

               There were no significant concentrations of loans in any one industry at June 30, 1999, one year earlier or at the end of the first quarter of 1999.

               Consumer loans, including residential mortgages, decreased $926 million or 5.1 percent for the quarter and $620 million or 3.4 percent for the first half, reflecting lower levels of residential mortgages, credit cards and direct retail loans. The residential mortgage portfolio, which principally consists of adjustable rate mortgages, declined $656 million or 8.2 percent for the three months and $648 million or 8.1 percent for the first six months, reflecting run off in seasoned loans. Direct retail loans decreased moderately, while credit card loans were lower by $625 million or 11.2 percent for the second period and $260 million or 4.6 percent year to date, impacted by the securitization of $896 million of receivables in March 1999. Partially offsetting these decreases were higher levels of indirect retail loans, which primarily consists of automobile sales financing, and other revolving credit.

               In March, the corporation securitized and sold $896 million of credit card receivables from its portfolio, principally to further broaden funding sources and to remain active in the securitization market. The transaction also provided some regulatory capital relief for the assets securitized. Wachovia securitized $500 million of credit card loans in late 1995. Securitization involves the transfer of a pool of assets from the balance sheet to a master trust which then issues and sells to investors certificates representing a pro rata interest in the underlying assets. The transaction reduces interest income and the credit exposure associated with the transferred receivables while increasing credit card noninterest income in the form of gains on card sales, servicing fees and other excess revenue earned on the securitized loans. While securitizations are a beneficial source of funding, they are a somewhat more expensive source than other wholesale funding sources. At June 30, 1999, the managed credit card portfolio, which includes securitized loans, was $6.340 billion or 12.7 percent of total managed loans versus $6.033 billion or 13.4 percent one year earlier and $6.351 billion or 13.3 percent at March 31, 1999. Securitized credit card loans were $1.396 billion at June 30, 1999 compared with $500 million one year earlier and $1.396 billion at March 31, 1999. Additional information on securitized loans appears on page 20.

               Period-end loans by category at June 30, 1999 and the preceding four quarters are presented in the following table.


Period-End Loans by Category                                         Table 8
--------------------------------------------------------------------------------
(thousands)

                                     June 30       March 31        Dec. 31       Sept. 30        June 30
                                        1999           1999           1998           1998           1998
                                 -----------    -----------    -----------    -----------    -----------
Commercial ..................... $16,852,028    $15,639,116    $14,328,152    $15,040,796    $14,162,763
Tax-exempt .....................     796,523        871,271        972,603      1,024,855      1,285,639
                                 -----------    -----------    -----------    -----------    -----------
    Total commercial ...........  17,648,551     16,510,387     15,300,755     16,065,651     15,448,402
Direct retail ..................   1,082,526      1,066,011      1,097,574      1,111,654      1,125,885
Indirect retail ................   3,458,466      3,324,238      3,239,532      3,143,670      3,056,582
Credit card ....................   4,944,519      4,954,671      6,049,350      5,773,009      5,533,435
Other revolving credit .........     588,880        552,908        536,887        517,047        503,758
                                 -----------    -----------    -----------    -----------    -----------
    Total retail ...............  10,074,391      9,897,828     10,923,343     10,545,380     10,219,660
Construction ...................   2,233,128      2,087,886      2,044,437      1,865,675      1,835,906
Commercial mortgages ...........   7,289,241      7,076,217      6,988,050      6,826,459      6,796,424
Residential mortgages ..........   7,385,728      7,301,984      7,490,086      7,652,614      7,893,928
                                 -----------    -----------    -----------    -----------    -----------
    Total real estate ..........  16,908,097     16,466,087     16,522,573     16,344,748     16,526,258
Lease financing ................   2,346,467      2,172,158      1,879,123      1,688,053      1,420,875
Foreign ........................   1,450,580      1,346,672      1,093,428        984,884        843,353
                                 -----------    -----------    -----------    -----------    -----------
    Total loans ................ $48,428,086    $46,393,132    $45,719,222    $45,628,716    $44,458,548
                                 ===========    ===========    ===========    ===========    ===========



               Securities, the second largest category of interest-earning assets, decreased $1.438 billion or 13 percent and $1.420 billion or 13.1 percent for the quarter and first half, respectively, reflecting planned runoff in the portfolio. The securities portfolio was higher by $443 million or 4.8 percent from the first quarter of 1999, but is expected to run off in the last half of the year from current levels. At June 30, 1999, securities available-for-sale were $8.300 billion and securities held-to-maturity were $1.325 billion.


Securities                                                           Table 9
--------------------------------------------------------------------------------
June 30, 1999 (thousands)



Securities available-for-sale at fair value:
 U.S. Government and agency .....................  $3,701,923
 Mortgage-backed ................................   4,052,533
 Other ..........................................     545,263
                                                   ----------
    Total securities available-for-sale .........   8,299,719
Securities held-to-maturity:
 U.S. Government and agency .....................     634,211
 Mortgage-backed ................................     478,030
 State and municipal ............................     155,989
 Other ..........................................      56,358
                                                   ----------
    Total securities held-to-maturity ...........   1,324,588
                                                   ----------
    Total securities ............................  $9,624,307
                                                   ==========



               Interest expense for the quarter declined $57.452 million or 9.8 percent from a year earlier and was lower by $113.828 million or
               9.8 percent for the first half of 1999. Decreases in both periods were driven by reduced borrowing rates, with the average rate paid on interest-bearing liabilities down 53 basis points and 48 basis points for the three-and six-month periods, respectively. Total interest-bearing liabilities rose modestly for both the quarter and first half, with management issuing long-term debt to reduce dependence on short-term borrowed funds. Interest expense was up $7.292 million or 5.6 percent annualized from the first quarter of 1999, reflecting growth in interest-bearing liabilities of $1.205 billion or 9.9 percent annualized.

               Wachovia utilizes a diverse funding base and believes flexibility and ongoing innovation are required to attract future funding sources. As part of its funding strategy, the corporation markets traditional funding products while issuing a variety of wholesale funding instruments. Broadened traditional funding sources include the Premiere and Business Premiere accounts, both of which are high-yield money market deposit products; the addition of PC Banking; and enhancements to basic checking products, including the addition of Access Nowsm checking. Wholesale funding sources include senior and subordinated debt, a global bank note program, capital securities and asset-backed securitization.

               Total interest-bearing deposits remained largely unchanged for both the quarter and first half from year-earlier periods. Gains occurred in large denomination certificates and in savings and money market savings, which expanded $1.724 billion or 14.7 percent for the three months and $2.137 billion or 19.4 percent for the first six months, driven by continued growth in the corporation's Premiere and Business Premiere accounts. Savings certificates declined $1.238 billion or 12.4 percent for the three months and $1.715 billion or 16.3 percent year to date, while demand deposits were unchanged for the quarter but were lower by $654 million or 12.3 percent for the first half. Foreign interest-bearing deposits decreased for both the three- and six-month periods as management utilized alternative wholesale funding sources. Interest-bearing deposits were higher by $497 million or 6.2 percent annualized from the first three months of 1999, with all categories up except savings certificates. Gross deposits averaged $40.604 billion for the second quarter and $40.257 billion for the first half of 1999, higher by $483 million or 1.2 percent and $348 million or 1 percent, respectively, from year-earlier periods. Collected deposits, net of float, averaged $38.454 billion for the second period and $38.081 billion year to date, an increase of $621 million or 1.6 percent and $462 million or 1.2 percent from the same periods in 1998.

               Short-term borrowed funds declined $1.318 billion or 12 percent for the second period and $1.334 billion or 12.4 percent year to date, with reductions occurring principally in federal funds purchased and securities sold under repurchase agreements. Commercial paper borrowings expanded $243 million or 20.1 percent for the three months and $308 million or 27.3 percent for the first six months, while other short-term borrowed funds, primarily consisting of short-term bank notes, remained largely unchanged. Compared with the first three months of 1999, short-term borrowed funds rose $337 million or 14.5 percent annualized, with all categories increasing.

               Long-term debt rose $1.906 billion or 31.3 percent and $1.714 billion or 28.1 percent for the quarter and first half, respectively. Bank notes decreased moderately for both the three and six months, while other long-term debt expanded $2.008 billion or 58.3 percent for the second period and $1.878 billion or 57.1 percent year to date. Other long-term debt consists of senior and subordinated debt and capital securities. In June 1999, Wachovia issued $600 million of 5-year senior fixed-rate notes as part of a $2.500 billion debt authorization by the Board of Directors in April 1999. The 1999 authorization included $800 million in unused debt remaining under a 1998 authorization, as well as $1.7 billion of new borrowing availability. Both authorizations consist of senior and subordinated unsecured notes, with the senior notes rated Aa3 by Moody's and AA- by Standard & Poor's and the subordinated notes rated A1 by Moody's and A+ by Standard & Poor's. As of June 30, 1999, $1.900 billion remained available under the April 1999 authorization. There were no new issuances of capital securities, which totaled $996 million at June 30, 1999. The capital securities are rated aa3 by Moody's and A by Standard & Poor's and qualify as Tier I capital under risk-based capital guidelines. Long-term debt expanded $371 million or 19.5 percent annualized from the first quarter of 1999, reflecting higher levels of other long-term debt.

               Through its global bank note program, Wachovia Bank is authorized to issue up to $21.557 billion of bank notes, with the authorization including $3.557 billion of notes issued prior to the program's expansion in July 1998. The global bank note program consists of issuances with original maturities beginning at seven days. Bank notes with original maturities of one year or less are included in other short-term borrowed funds, and bank notes with original maturities greater than one year are considered medium-term in nature and are classified as bank notes under long-term debt. Short-term bank notes outstanding as of June 30, 1999 were $1.304 billion with an average cost of
               4.93 percent and an average maturity of 2.2 months. Medium-term bank notes were $2.469 billion on the same date, with an average cost of 5.35 percent and an average maturity of 4.1 years. Short-term issues under the global bank note program are rated P-1 by Moody's and A-1+ by Standard & Poor's, while medium-term issues are rated Aa2 by Moody's and AA by Standard & Poor's.

Taxable Equivalent Rate/Volume Variance Analysis -- Second Quarter Table 10
--------------------------------------------------------------------------------


  Average Volume         Average Rate
------------------    ------------------
   1999       1998       1999       1998
-------    -------    -------    -------
(millions)                                    Interest Income
                                              Loans:
 $15,976    $13,859       6.91      7.41      Commercial .................................
     832      1,310       9.07      9.29      Tax-exempt .................................
--------   --------
  16,808     15,169       7.02      7.57      Total commercial ...........................
   1,072      1,140       8.60      9.44      Direct retail ..............................
   3,371      3,027       7.92      8.36      Indirect retail ............................
   4,932      5,557      13.37     13.39      Credit card ................................
     572        493      10.79     11.63      Other revolving credit .....................
--------   --------
   9,947     10,217      10.86     11.37      Total retail ...............................
   2,149      1,873       8.16      9.06      Construction ...............................
   7,200      6,809       7.95      8.54      Commercial mortgages .......................
   7,311      7,967       7.81      7.97      Residential mortgages ......................
--------   --------
  16,660     16,649       7.91      8.32      Total real estate ..........................
   2,265      1,261      11.79     11.17      Lease financing ............................
   1,332        678       6.32      6.40      Foreign ....................................
--------   --------
  47,012     43,974       8.36      8.82      Total loans ................................
                                              Securities:
                                              Held-to-maturity:
     614        287       6.21      6.10      U.S. Government and agency .................
     510        858       8.12      8.32      Mortgage-backed ............................
     159        199       9.99     10.73      State and municipal ........................
      62        108       6.99      6.85      Other ......................................
--------   --------
   1,345      1,452       7.41      8.10      Total securities held-to-maturity ..........
                                              Available-for-sale:**
   3,573      4,210       6.57      6.78      U.S. Government and agency .................
   4,181      4,731       6.32      6.71      Mortgage-backed ............................
     565        709       6.60      6.81      Other ......................................
--------   --------
   8,319      9,650       6.44      6.75      Total securities available-for-sale ........
--------   --------
   9,664     11,102       6.58      6.92      Total securities ...........................
      83        139       6.70      9.83      Interest-bearing bank balances .............
                                              Federal funds sold and securities
     707        411       4.78      5.60      purchased under resale agreements ..........
     798      1,008       4.07      5.30      Trading account assets .....................
--------   --------
 $58,264    $56,634       7.96      8.37      Total interest-earning assets ..............
========   ========
                                              Interest Expense
 $ 4,691    $ 4,687       1.20      1.46      Interest-bearing demand ....................
  13,424     11,700       3.48      3.77      Savings and money market savings ...........
   8,746      9,984       5.09      5.50      Savings certificates .......................
   3,394      3,212       5.08      5.67      Large denomination certificates ............
--------   --------
  30,255     29,583       3.77      4.19      Total interest-bearing deposits in
                                              domestic offices ...........................
   2,088      2,599       4.62      5.76      Interest-bearing deposits in foreign
                                              offices.....................................
--------   --------
  32,343     32,182       3.82      4.32      Total interest-bearing deposits ............
                                              Federal funds purchased and securities
   6,155      7,746       4.47      5.36      sold under repurchase agreements ...........
   1,452      1,209       4.48      5.18      Commercial paper ...........................
   2,022      1,992       5.46      5.38      Other short-term borrowed funds ............
--------   --------
   9,629     10,947       4.68      5.34      Total short-term borrowed funds.............
   2,544      2,646       5.43      5.86      Bank notes .................................
   5,454      3,446       5.47      6.50      Other long-term debt .......................
--------   --------
   7,998      6,092       5.46      6.23      Total long-term debt .......................
--------   --------
 $49,970    $49,221       4.25      4.78      Total interest-bearing liabilities .........
========   ========   --------     -----
                          3.71      3.59      Interest rate spread
                      ========     =====
                                              Net yield on interest-earning assets and
                          4.31      4.21      net interest income ........................
                      ========     =====
                                                                                                              Variance
                                                      Interest                                  Attributable to
                                              --------------------------                    -----------------------
                                                      1999          1998        Variance         Rate        Volume
                                              ------------  ------------   --------------   ---------    ----------
 Interest Income                                                              (thousands)
 Loans:
 Commercial .................................  $   275,364   $   255,996   $      19,368    $ (17,908)   $   37,276
 Tax-exempt .................................       18,813        30,346         (11,533)        (715)      (10,818)
                                              ------------  ------------   -------------
 Total commercial ...........................      294,177       286,342           7,835      (21,750)       29,585
 Direct retail ..............................       22,970        26,820          (3,850)      (2,299)       (1,551)
 Indirect retail ............................       66,579        63,082           3,497       (3,407)        6,904
 Credit card ................................      164,369       185,542         (21,173)        (347)      (20,826)
 Other revolving credit .....................       15,387        14,297           1,090       (1,080)        2,170
                                              ------------  ------------   -------------
 Total retail ...............................      269,305       289,741         (20,436)     (12,881)       (7,555)
 Construction ...............................       43,702        42,289           1,413       (4,467)        5,880
 Commercial mortgages .......................      142,724       144,936          (2,212)     (10,274)        8,062
 Residential mortgages ......................      142,330       158,217         (15,887)      (3,061)      (12,826)
                                              ------------  ------------   -------------
 Total real estate ..........................      328,756       345,442         (16,686)     (16,925)          239
 Lease financing ............................       66,606        35,114          31,492        2,067        29,425
 Foreign ....................................       21,007        10,822          10,185         (133)       10,318
                                              ------------  ------------   -------------
 Total loans ................................      979,851       967,461          12,390      (52,443)       64,833
 Securities:
 Held-to-maturity:
 U.S. Government and agency .................        9,493         4,359           5,134           78         5,056
 Mortgage-backed ............................       10,320        17,795          (7,475)        (426)       (7,049)
 State and municipal ........................        3,962         5,318          (1,356)        (346)       (1,010)
 Other ......................................        1,073         1,843            (770)          36          (806)
                                              ------------  ------------   -------------
 Total securities held-to-maturity ..........       24,848        29,315          (4,467)      (2,389)       (2,078)
 Available-for-sale:**
 U.S. Government and agency .................       58,525        71,134         (12,609)      (2,127)      (10,482)
 Mortgage-backed ............................       65,861        79,171         (13,310)      (4,474)       (8,836)
 Other ......................................        9,285        12,046          (2,761)        (375)       (2,386)
                                              ------------  ------------   -------------
 Total securities available-for-sale ........      133,671       162,351         (28,680)      (7,055)      (21,625)
                                              ------------  ------------   -------------
 Total securities ...........................      158,519       191,666         (33,147)      (9,220)      (23,927)
 Interest-bearing bank balances .............        1,391         3,411          (2,020)        (891)       (1,129)
 Federal funds sold and securities
 purchased under resale agreements ..........        8,429         5,735           2,694         (935)        3,629
 Trading account assets .....................        8,107        13,313          (5,206)      (2,736)       (2,471)
                                              ------------  ------------   -------------
 Total interest-earning assets ..............    1,156,297     1,181,586         (25,289)     (58,672)       33,383

 Interest Expense
 Interest-bearing demand ....................       13,991        17,047          (3,056)      (3,071)           15
 Savings and money market savings ...........      116,476       110,078           6,398       (8,993)       15,391
 Savings certificates .......................      110,926       136,782         (25,856)      (9,683)      (16,173)
 Large denomination certificates ............       42,992        45,426          (2,434)      (4,912)        2,478
                                              ------------  ------------   -------------
 Total interest-bearing deposits in
 domestic offices ...........................      284,385       309,333         (24,948)     (31,844)        6,896
 Interest-bearing deposits in foreign
 offices ....................................       24,039        37,332         (13,293)      (6,674)       (6,619)
                                              ------------  ------------   -------------
 Total interest-bearing deposits ............      308,424       346,665         (38,241)     (39,962)        1,721
 Federal funds purchased and securities
 sold under repurchase agreements ...........       68,530       103,464         (34,934)     (15,644)      (19,290)
 Commercial paper ...........................       16,234        15,620             614       (2,270)        2,884
 Other short-term borrowed funds ............       27,537        26,743             794          404           390
                                              ------------  ------------   -------------
 Total short-term borrowed funds.............      112,301       145,827         (33,526)     (17,036)      (16,490)
 Bank notes .................................       34,467        38,691          (4,224)      (2,782)       (1,442)
 Other long-term debt .......................       74,410        55,871          18,539       (9,958)       28,497
                                              ------------  ------------   -------------
 Total long-term debt .......................      108,877        94,562          14,315      (12,665)       26,980
                                              ------------  ------------   -------------
 Total interest-bearing liabilities .........      529,602       587,054         (57,452)     (66,261)        8,809
                                              ------------  ------------   -------------
 Interest rate spread
 Net yield on interest-earning assets and
 net interest income ........................  $   626,695   $   594,532   $      32,163       14,828        17,335
                                              ============  ============   =============

* Interest income and yields are presented on a fully taxable equivalent basis using the federal income tax rate and state tax rates, as applicable, reduced by the nondeductible portion of interest expense. Any variance attributable jointly to volume and rate changes is allocated to volume and rate in proportion to the relationship of the absolute dollar amount of the change in each.
** Volume amounts are reported at amortized cost; excludes pretax unrealized gains of $68 million in 1999 and $96 million in 1998.

Taxable Equivalent Rate/Volume Variance Analysis -- Six Months*    Table 11
--------------------------------------------------------------------------------


  Average Volume        Average Rate
------------------- --------------------
   1999       1998       1999       1998
-------    -------    -------   --------
(millions)                                  Interest Income
                                            Loans:
 $15,418    $13,732       6.94      7.32    Commercial .................................
     881      1,382       9.18      8.92    Tax-exempt .................................
--------   --------
  16,299     15,114       7.06      7.46    Total commercial ...........................
   1,072      1,174       8.75      9.31    Direct retail ..............................
   3,340      3,030       7.94      8.47    Indirect retail ............................
   5,389      5,649      13.31     13.41    Credit card ................................
     559        479      10.87     10.87    Other revolving credit .....................
--------   --------
  10,360     10,332      10.98     11.38    Total retail ...............................
   2,121      1,862       8.36      9.11    Construction ...............................
   7,127      6,790       8.01      8.68    Commercial mortgages .......................
   7,324      7,972       7.82      8.06    Residential mortgages ......................
--------   --------
  16,572     16,624       7.97      8.43    Total real estate ..........................
   2,104      1,178      11.95     10.52    Lease financing ............................
   1,303        614       6.32      6.85    Foreign ....................................
--------   --------
  46,638     43,862       8.45      8.83    Total loans ................................
                                            Securities:
                                            Held-to-maturity:
     592        224       6.21      6.18    U.S. Government and agency .................
     543        887       8.28      8.32    Mortgage-backed ............................
     163        204       9.86     10.77    State and municipal ........................
      67        113       6.85      6.76    Other ......................................
--------   --------
   1,365      1,428       7.50      8.21    Total securities held-to-maturity ..........
                                            Available-for-sale:**
   3,374      4,336       6.50      6.81    U.S. Government and agency .................
   4,134      4,379       6.39      6.80    Mortgage-backed ............................
     571        721       7.04      7.05    Other ......................................
--------   --------
   8,079      9,436       6.48      6.82    Total securities available-for-sale ........
--------   --------
   9,444     10,864       6.63      7.00    Total securities ...........................
     107        164       6.78      8.16    Interest-bearing bank balances .............
                                            Federal funds sold and securities
     595        392       4.82      5.66    purchased under resale agreements ..........
     749      1,038       3.70      5.14    Trading account assets .....................
--------   --------
 $57,533    $56,320       8.05      8.38    Total interest-earning assets ..............
========   ========
                                            Interest Expense
 $ 4,678    $ 5,332       1.15      1.28    Interest-bearing demand ....................
  13,158     11,021       3.53      4.05    Savings and money market savings ...........
   8,796     10,511       5.14      5.43    Savings certificates .......................
   3,385      2,832       5.17      5.66    Large denomination certificates ............
--------   --------
                                            Total interest-bearing deposits
  30,017     29,696       3.81      4.19    in domestic offices ........................
                                            Interest-bearing deposits in foreign
   2,078      2,622       4.65      5.66    offices ....................................
--------   --------
  32,095     32,318       3.87      4.31    Total interest-bearing deposits ............
                                            Federal funds purchased and securities
   6,087      7,661       4.41      5.36    sold under repurchase agreements ...........
   1,436      1,128       4.48      5.16    Commercial paper ...........................
   1,938      2,006       5.26      5.27    Other short-term borrowed funds ............
--------   --------
   9,461     10,795       4.59      5.32    Total short-term borrowed funds ............
   2,646      2,810       5.57      6.16    Bank notes .................................
   5,168      3,290       5.76      6.39    Other long-term debt .......................
--------   --------
   7,814      6,100       5.69      6.29    Total long-term debt .......................
--------   --------
 $49,370    $49,213       4.30      4.78    Total interest-bearing liabilities .........
========   ========   --------     -----
                          3.75      3.60    Interest rate spread
                      ========     =====
                                            Net yield on interest-earning assets and
                          4.36      4.21    net interest income ........................
                      ========     =====

                                                                                                      Variance
                                                      Interest                                    Attributable to
                                              ------------------------                      --------------------------
                                                    1999          1998       Variance            Rate           Volume
                                              ----------    ----------     ------------     ----------     -----------
 Interest Income                                                              (thousands)
 Loans:
 Commercial .................................  $  530,319    $  498,304    $      32,015    $ (26,945)     $   58,960
 Tax-exempt .................................      40,141        61,110          (20,969)       1,783         (22,752)
                                              -----------   -----------    -------------
 Total commercial ...........................     570,460       559,414           11,046      (31,431)         42,477
 Direct retail ..............................      46,523        54,181           (7,658)      (3,125)         (4,533)
 Indirect retail ............................     131,561       127,272            4,289       (8,231)         12,520
 Credit card ................................     355,703       375,770          (20,067)      (2,863)        (17,204)
 Other revolving credit .....................      30,134        25,824            4,310             (2)        4,312
                                              -----------   -----------    -------------
 Total retail ...............................     563,921       583,047          (19,126)     (20,698)          1,572
 Construction ...............................      87,891        84,098            3,793       (7,321)         11,114
 Commercial mortgages .......................     283,046       292,338           (9,292)     (23,355)         14,063
 Residential mortgages ......................     284,007       318,492          (34,485)      (9,148)        (25,337)
                                              -----------   -----------    -------------
 Total real estate ..........................     654,944       694,928          (39,984)     (37,825)         (2,159)
 Lease financing ............................     124,679        61,484           63,195        9,306          53,889
 Foreign ....................................      40,858        20,870           19,988       (1,728)         21,716
                                              -----------   -----------    -------------
 Total loans ................................   1,954,862     1,919,743           35,119      (83,308)        118,427
 Securities:
 Held-to-maturity:
 U.S. Government and agency .................      18,238         6,848           11,390           38          11,352
 Mortgage-backed ............................      22,285        36,610          (14,325)        (175)        (14,150)
 State and municipal ........................       7,986        10,875           (2,889)        (860)         (2,029)
 Other ......................................       2,270         3,780           (1,510)          47          (1,557)
                                              -----------   -----------    -------------
 Total securities held-to-maturity ..........      50,779        58,113           (7,334)      (4,864)         (2,470)
 Available-for-sale:**
 U.S. Government and agency .................     108,739       146,398          (37,659)      (6,407)        (31,252)
 Mortgage-backed ............................     130,965       147,585          (16,620)      (8,593)         (8,027)
 Other ......................................      19,915        25,225           (5,310)         (50)         (5,260)
                                              -----------   -----------    -------------
 Total securities available-for-sale ........     259,619       319,208          (59,589)     (15,358)        (44,231)
                                              -----------   -----------    -------------
 Total securities ...........................     310,398       377,321          (66,923)     (19,466)        (47,457)
 Interest-bearing bank balances .............       3,584         6,639           (3,055)        (997)         (2,058)
 Federal funds sold and securities
 purchased under resale agreements ..........      14,231        11,020            3,211       (1,834)          5,045
 Trading account assets .....................      13,760        26,443          (12,683)      (6,360)         (6,323)
                                              -----------   -----------    -------------
 Total interest-earning assets ..............   2,296,835     2,341,166          (44,331)     (94,066)         49,735

 Interest Expense
 Interest-bearing demand ....................      26,716        33,798           (7,082)      (3,162)         (3,920)
 Savings and money market savings ...........     230,023       221,211            8,812      (30,756)         39,568
 Savings certificates .......................     224,375       282,812          (58,437)     (14,106)        (44,331)
 Large denomination certificates ............      86,718        79,543            7,175       (7,414)         14,589
                                              -----------   -----------    -------------
 Total interest-bearing deposits
 in domestic offices ........................     567,832       617,364          (49,532)     (56,135)          6,603
 Interest-bearing deposits in foreign offices      47,959        73,542          (25,583)     (11,801)        (13,782)
                                              -----------   -----------    -------------

 Total interest-bearing deposits ............     615,791       690,906          (75,115)     (70,388)         (4,727)
 Federal funds purchased and securities
 sold under repurchase agreements ...........     132,994       203,427          (70,433)     (32,612)        (37,821)
 Commercial paper ...........................      31,915        28,894            3,021       (4,156)          7,177
 Other short-term borrowed funds ............      50,562        52,398           (1,836)         (59)         (1,777)
                                              -----------   -----------    -------------
 Total short-term borrowed funds ............     215,471       284,719          (69,248)     (36,337)        (32,911)
 Bank notes .................................      73,054        85,833          (12,779)      (7,970)         (4,809)
 Other long-term debt .......................     147,596       104,282           43,314      (11,195)         54,509
                                              -----------   -----------    -------------
 Total long-term debt .......................     220,650       190,115           30,535      (19,144)         49,679
                                              -----------   -----------    -------------
 Total interest-bearing liabilities .........   1,051,912     1,165,740         (113,828)    (117,553)          3,725
                                              -----------   -----------    -------------
 Interest rate spread
 Net yield on interest-earning assets and
 net interest income ........................  $1,244,923    $1,175,426    $      69,497       43,828          25,669
                                              ===========   ===========    =============

* Interest income and yields are presented on a fully taxable equivalent basis using the federal income tax rate and state tax rates, as applicable, reduced by the nondeductible portion of interest expense. Any variance attributable jointly to volume and rate changes is allocated to volume and rate in proportion to the relationship of the absolute dollar amount of the change in each.
** Volume amounts are reported at amortized cost; excludes pretax unrealized gains of $93 million in 1999 and $105 million in 1998.

Market Risk and
Asset/Liability

Management
               Market risk is the risk of loss due to adverse changes in instrument values or earnings fluctuation resulting from changes in market factors. This includes, but may not be limited to, changes in interest rates, foreign exchange rates, commodity prices and other market variables including equity price risk. Wachovia has potential exposure to interest rates, no risk in commodity prices (since it does not directly hold commodities or trade in commodity contracts) and immaterial risk in foreign exchange and changing equity prices. Market risks reside in both the trading and nontrading portfolios. Trading portfolios represent assets and off-balance sheet instruments that are held for short periods of time and are marked-to-market through the income statement. Nontrading portfolios represent assets, liabilities and off-balance sheet instruments that are not marked-to-market through the income statement but are accounted for on an accrual basis or are marked-to-market through equity.

               The primary risk in both the trading and nontrading portfolios is to changes in interest rates. Exposures to movements in foreign exchange rates are predominantly in the trading portfolio. All locations use the U.S. dollar as their functional currency and, as a result, exposures to foreign exchange translation risk are immaterial to consolidated net income. Exposure to equity price movement is through holdings at the parent company and private equity investments in the capital markets line of business. The volatility of values in the equity portfolios is immaterial to net income. Estimating the amount of risk in either the trading or nontrading portfolios requires assumptions about the future. The nature of the assumptions causes all representations of risk to be estimates. These estimates will be different from actual results for many reasons, including but not limited to, changes in the growth of the overall economy which will impact volume growth in the company, changing credit spreads, market interest rates moving in patterns other than the patterns chosen for analysis, changes in customer preferences, changes in tactical and strategic plans and initiatives, and changes in Federal Reserve policy. Stress testing is performed on all market risk measurement analyses to help understand the relative sensitivity of key assumptions and thereby better understand the risk profile.

Trading
Market Risk
               Trading market risk is the risk to net income from changes in the fair value of assets and liabilities and off-balance sheet instruments that are marked-to-market through the income statement. Trading portfolios are maintained to create value by servicing customer needs for investment and risk management products at competitive prices. The key trading portfolios by purpose are U. S. Treasury and government agencies, municipal bonds, residential mortgage-backed securities and money market instruments. Wachovia enters into derivatives contracts and foreign currency exchange forward and option contracts to service customer needs and does not take material trading positions in either. The earnings risk due to changes in fair value in the trading portfolios is limited by the short-term holding periods of some of the portfolios, entering into offsetting trades with market counterparties, establishing and monitoring market risk limits by portfolio, and utilizing various hedging techniques. Risk appetite, policies, practices and procedures are established in the business units and approved by the relevant risk committees and Board of Directors to ensure that business objectives are met within a framework of prudent and sound risk management.

               A value-at-risk (VAR) methodology is used to gauge potential losses in various trading portfolios due to changes in interest rates. The VAR model is a statistical variance/covariance model that calculates an estimate of exposure to interest rate movements within a predetermined confidence level over a defined forward-looking time period. The VAR estimate represents the maximum expected loss in fair value of a trading portfolio over a one day time horizon, given a 99 percent confidence level. In other words, there is about a 1 percent chance, given historical volatility of interest rates, that a loss greater than the VAR estimate will occur by the end of the next day. The VAR estimate takes into account several variables that affect the value of the trading portfolio, including interest rates, security prices and their volatilities, and statistical correlations. The potential expected volatility of interest rates is calculated using a one-year history of market movements. These historical volatilities are exponentially weighted to give more weight to recent market movements.

               At June 30, 1999, the combined VAR exposure, given the above calculation parameters, was $603 thousand which represented .10 percent of the combined trading portfolio value of $586.442 million. The combined average VAR exposure for the second quarter of 1999 was $645 thousand which represented .10 percent of the combined average trading portfolio value of $676.348 million. These VAR numbers are for the combined U. S. Treasury and government agency, municipal bond, residential mortgage-backed securities and money market instrument trading portfolios.

Nontrading
Market Risk
               Nontrading market risk is the risk to net income from changes in interest rates on asset, liability and off-balance sheet portfolios other than trading portfolios. The risk is driven by potential mismatches resulting from timing differences in the repricing of assets, liabilities and off-balance sheet instruments, and potential exercise of explicit and embedded options. There also is net income risk from changes in market rate relationships known as basis risk. Treasury is charged with the responsibility of managing the nontrading market risk. Treasury includes asset/liability management and the management of discretionary securities and funding portfolios. The goal of Treasury is to maintain high quality and consistent growth in net income, while maintaining acceptable levels of risk to changes in interest rates, and acceptable levels of capital and liquidity. This goal is achieved by influencing the maturity and repricing characteristics of the various lending and deposit taking lines of business, by managing discretionary portfolios, and by utilizing off-balance sheet financial instruments.

               Treasury operates under the policies established by the Finance Committee of the Board of Directors and the guidance of the Management Finance Committee. Nontrading interest rate risk, liquidity, capital positions and discretionary on- and off-balance sheet activity are reviewed quarterly by the Finance Committee of the Board of Directors. Interim oversight of the function is provided through regular meetings of Treasury managers, the Treasurer and the Chief Financial Officer. Treasury personnel carry out day-to-day activity within approved risk management guidelines and strategies. The corporation uses a number of tools to measure nontrading interest rate risk, including simulating net income, monitoring the sensitivity of the net present value of the balance sheet, and monitoring the difference or gap between maturing or rate-sensitive assets and liabilities over various time periods.

               Management believes that nontrading interest rate risk is best measured by simulation modeling which calculates expected net income based on projected interest-earning assets, interest-bearing liabilities, off-balance sheet financial instruments, other income and other expense. The model projections are based upon historical trends and management's expectations of balance sheet growth patterns, spreads to market rates, historical market rate relationships, prepayment behavior, current and expected product offerings, sales activity, and expected exercise of explicit and embedded options. The Management Finance Committee regularly reviews the assumptions used in the model.

               Interest rate risk is monitored by measuring the potential change in 12 months of net income under eight standard interest rate scenarios. The scenarios are rolled forward by quarter up to four quarters in the future to view income sensitivity over any given 12-month period within the next 24 months. All of the scenarios are compared with a scenario where current market rates are held constant for the forecast period (i.e., the flat rate scenario). The scenarios are immediate shocks of the yield curve up and down 100 and 200 basis points and ramp scenarios for up and down 100 and 200 basis points occurring evenly across the next 12 months. Policy guidelines are approved by the Management Finance Committee and the Finance Committee of the Board of Directors. For simulation, which is a dynamic forward-looking analysis, the guidelines are focused on the 200 basis point ramp scenarios across 12 months. The policy guideline limit for net income simulation is a negative impact to net income of 7.5 percent for the up or down 200 basis point ramp scenarios when compared with the flat rate scenario. Management has generally maintained a risk position well within the policy guideline level. The model indicated the impact of a 200 basis point gradual rise in rates over the next 12 months would cause approximately a .96 percent decrease in net income at June 30, 1999 versus a 1.10 percent decrease one year earlier. A gradual decrease in rates over the next 12 months would cause approximately a .64 percent increase in net income as of June 30, 1999 compared with a .08 percent decrease at June 30, 1998. The corporation runs additional scenarios beyond the standard shock and ramp scenarios, including yield curve steepening, flattening and inversion scenarios. Various sensitivity analyses are performed on a regular basis to segregate interest rate risk into separate components and understand the risk attributable to prepayments, caps and floors, and other options. Extensive assumptions testing is performed to understand the degree of impact from changing key assumptions such as the speed of prepayments, the interest rate elasticity of core deposit rates and faster- or slower-growing balance sheets.

               The corporation also utilizes a present value methodology to discern risk levels present in the balance sheet beyond the 24-month time horizon used in simulation analysis. The net present value methodology is a point in time analysis of the balance sheet not including new business volumes or management initiatives. All cash flows from earning assets, interest-bearing liabilities, noninterest-bearing deposits and off-balance sheet instruments are discounted to a present value. Assumptions are made to estimate the expected lives of indeterminate maturity assets and liabilities such as line of credit products and savings and checking accounts. Discount rates used in the analysis are based upon forward rates implied by the current yield curve with credit spreads added to discount current new business back to par value. As in simulation analysis, extensive assumptions testing is performed to understand the degree of impact from changing key assumptions. The policy guideline limit for present value of the balance sheet is a negative change in value of 10 percent for up or down shocks of 100 basis points to the beginning yield curve. As of June 30, 1999, Wachovia's change in net present value of the balance sheet for a 100 basis point upward shock to the yield curve was a decrease of 4.81 percent. For a decline in rates of 100 basis points, the change was an increase of 4.12 percent.

Liquidity
Management
               To ensure Wachovia is positioned to meet immediate and future cash demands, management relies on liquidity analysis, knowledge of business trends over past economic cycles and forecasts of future conditions. Liquidity is maintained through a strong balance sheet and operating performance that assures market acceptance as well as through policy guidelines which limit the level, maturity and concentration of noncore funding sources.

               Through its balance sheet, the corporation generates liquidity on the asset side by maintaining significant amounts of securities available-for-sale, which may be sold at any time, and by loans which may be securitized or sold. Additionally, the corporation generates cash through deposit growth, the issuance of bank notes, the availability of unused lines of credit and through other forms of debt and equity instruments.

               Through policy guidelines, net purchased funds are limited to 50 percent of long-term assets, which include net loans and leases, securities with remaining maturities over one year and net foreclosed real estate. Policy guidelines insure against concentrations by maturity of noncore funding sources by limiting the cumulative percentage of purchased funds that mature overnight, within 30 days and within 90 days. Guidelines also require the monitoring of significant concentrations of funds by single sources and by type of borrowing category.

Nonperforming
Assets
               At June 30, 1999, nonperforming assets totaled $234.787 million or .48 percent of loans and foreclosed property, an increase of $82.559 million or 54.2 percent from one year earlier and higher by $64.331 million or 37.7 percent from the end of the first quarter of 1999. Management monitors business conditions among its commercial borrowers on an ongoing basis and has noted a deterioration in certain credits and transferred them to nonaccrual status during the second quarter.

               The largest category of total nonperforming assets are real estate related. At June 30, 1999, real estate nonperforming assets were $105.167 million or .62 percent of real estate loans and foreclosed real estate compared with $109.680 million or .66 percent one year earlier and $102.330 million or .62 percent at the end of the first quarter of 1999. Included in these totals were real estate nonperforming loans of $84.975 million at June 30, 1999 versus $89.533 million one year earlier and $81.635 million at March 31, 1999.

               Commercial real estate nonperforming assets were $53.767 million or .56 percent of related loans and foreclosed real estate versus $53.168 million or .62 percent at June 30, 1998 and $47.377 million or .52 percent at the end of the first quarter of 1999. Commercial real estate nonperforming loans totaled $41.277 million compared with $42.544 million at the close of the second quarter of 1998 and $35.709 million at March 31, 1999.


Nonperforming Assets and Contractually Past Due Loans              Table 12
--------------------------------------------------------------------------------
(thousands)

                                                                June 30        Mar. 31       Dec. 31     Sept. 30        June 30
                                                                   1999           1999          1998         1998           1998
                                                               --------      ---------    ----------    ---------     ----------
Nonperforming assets:
 Cash-basis assets ........................................... $209,550       $144,763     $157,118      $144,654      $127,376
 Restructured loans ..........................................    ----            ----         ----          ----          ----
                                                               --------      ----------   ----------    ---------     ----------
    Total nonperforming loans ................................ 209,550         144,763      157,118       144,654       127,376
 Foreclosed property:
  Foreclosed real estate .....................................  28,354          30,285       33,443        34,935        33,604
  Less valuation allowance ...................................   8,162           9,590       12,678        12,867        13,457
  Other foreclosed assets ....................................   5,045           4,998        3,420         4,957         4,705
                                                               --------      ----------   ----------    ---------     ----------
    Total foreclosed property ................................  25,237          25,693       24,185        27,025        24,852
                                                               --------      ----------   ----------    ---------     ----------
    Total nonperforming assets ............................... $234,787       $170,456     $181,303      $171,679      $152,228
                                                               ========      ==========   ==========    =========     ==========
 Nonperforming loans to period-end loans .....................     .43%            .31%         .34%          .32%          .29%
 Nonperforming assets to period-end loans and
  foreclosed property ........................................     .48             .37          .40           .38           .34
 Period-end allowance for loan losses times
  nonperforming loans ........................................    2.62x           3.79x        3.49x         3.79x         4.30x
 Period-end allowance for loan losses times
  nonperforming assets .......................................    2.34            3.22         3.02          3.19          3.60
Contractually past due loans -- accruing loans
 past due 90 days or more .................................... $99,486        $137,116     $136,807      $119,034      $112,720
                                                               ========      ==========   ==========    =========     ==========

Provision and
Allowance for

Loan Losses
               The provision for loan losses was $74.525 million for the second quarter and $155.161 million for the first half of 1999, higher by $6.084 million or 8.9 percent and $12.594 million or 8.8 percent, respectively, from year-earlier periods. The provision decreased $6.111 million or 7.6 percent from the first three months of 1999.

               The provision reflects management's assessment of the adequacy of the allowance for loan losses to absorb losses inherent in the loan portfolio due to credit deterioration or changes in risk profile. The assessment primarily considers allowance for loan loss levels relative to risk weightings assigned by management to loan types. The risk weightings are based on several factors, as appropriate, including historical credit loss experience, current economic conditions, the composition of the total loan portfolio -- including industry concentrations -- and assessments of individual credits within specific loan types. Because these factors are dynamic in nature, risk weightings for individual loans and loan types are subject to change and the provision for loan losses can fluctuate.

               Credit reviews are based primarily on analysis of borrowers' cash flows, with asset values considered only as a secondary source of repayment. Management's overall credit review process also assesses Year 2000 compliance by borrowers.

               Net loan losses for the second quarter were $74.326 million or .63 percent of average loans, up $6.103 million or 8.9 percent from $68.223 million or .62 percent of average loans a year earlier. For the first six months of 1999, net charge-offs totaled $154.652 million or .66 percent of average loans, an increase of $12.321 million or 8.7 percent from $142.331 million or .65 percent of loans in the same period in 1998. Increases for both the quarter and first half of the year reflected higher net losses in commercial loans and lower recoveries of real estate loans previously charged off. Compared with the first quarter of 1999, net loan losses declined $6.000 million or 29.9 percent annualized, due to a reduction in credit card loans and corresponding losses from a securitization transaction. Credit cards represent the largest segment of total net loan losses. Excluding credit cards, net charge-offs for the quarter were $13.325 million or .13 percent of average loans versus $5.478 million or .06 percent a year earlier and $13.277 million or .13 percent of loans in the first three months of 1999.

               Net credit card losses for the second quarter of 1999 were $61.001 million or 4.95 percent of average credit card loans, a decrease of $1.744 million or 2.8 percent from a year earlier, reflecting the impact of the March 1999 credit card securitization. For the first half of 1999, net credit card losses totaled $128.050 million or 4.75 percent of average credit card loans, up slightly from $127.867 million or 4.53 percent of loans in the same period of 1998. Commercial net loan losses rose $3.944 million for the quarter and $7.088 million for the first six months, while recoveries in real estate loans decreased $1.742 million for the three months and $3.430 million for the first six months of 1999.

               Selected data on the managed credit card portfolio, which includes securitized loans, appears in the following table.


Managed Credit Card Data                                           Table 13
--------------------------------------------------------------------------------
(thousands)

                                              1999                                 1998                        Six Months Ended
                                    ------------------------   --------------=------------------------             June 30
                                        Second         First        Fourth         Third        Second   --------------------------
                                       Quarter       Quarter       Quarter       Quarter       Quarter          1999          1998
                                    ----------    ----------    ----------   -----------   -----------   -----------   -----------
Average credit card
 outstandings ...................   $ 6,327,848  $ 6,430,397   $ 6,328,905   $ 6,092,515   $ 6,056,770   $ 6,378,839   $ 6,151,018
Net loan losses .................        70,563       69,632        72,997        66,324        67,978       140,195       137,387
Annualized net loan losses to
 average loans ..................          4.46%        4.33%         4.61%         4.35%         4.49%         4.40%         4.47%
Delinquencies (30 days or
 more) to period-end loans ......          2.79         3.02          3.30          3.11          2.69          2.79          2.69



               At June 30, 1999, the allowance for loan losses was $548.540 million, representing 1.13 percent of period-end loans and 262 percent of nonperforming loans. Comparable amounts were $547.572 million, 1.23 percent and 430 percent, respectively, one year earlier and $548.302 million, 1.18 percent and 379 percent, respectively, at March 31, 1999.

Allowance for Loan Losses                                          Table 14
--------------------------------------------------------------------------------
(thousands)

                                                       1999                      1998                     Six Months Ended
                                             ---------------------   -------------------------------          June 30
                                                Second       First      Fourth     Third      Second   ---------------------
                                               Quarter     Quarter     Quarter   Quarter     Quarter        1999        1998
                                             ---------   ---------   ---------  ---------   --------   ---------    --------
Summary of Transactions
Balance at beginning of period .............  $548,302   $ 547,992   $ 547,686   $547,572   $544,741   $ 547,992    $544,723
Additions from acquisitions ................        39        ----        ----       ----      2,613          39       2,613
Provision for loan losses ..................    74,525      80,636      84,104     72,809     68,441     155,161     142,567
Deduct net loan losses:
 Loans charged off:
  Commercial ...............................     7,592       5,862       7,365      4,601      3,252      13,454       5,914
  Credit card ..............................    69,619      74,094      75,401     69,043     70,015     143,713     142,076
  Other revolving credit ...................     3,126       2,889       3,050      2,736      2,927       6,015       5,016
  Other retail .............................     7,888       8,910       9,851      8,515      6,624      16,798      17,012
  Real estate ..............................     1,397       1,488       2,407        264        634       2,885       1,843
  Lease financing ..........................       585         592         701        782        726       1,177       1,612
  Foreign ..................................      ----        ----        ----       ----       ----        ----        ----
                                             ---------   ---------  ----------   --------   --------  ----------    --------
    Total ..................................    90,207      93,835      98,775     85,941     84,178     184,042     173,473
 Recoveries:
  Commercial ...............................     1,667       1,956       1,979      1,517      1,271       3,623       3,171
  Credit card ..............................     8,618       7,045       7,073      7,522      7,270      15,663      14,209
  Other revolving credit ...................       828         707         641        610        630       1,535       1,320
  Other retail .............................     2,718       2,813       3,167      2,242      3,070       5,531       6,085
  Real estate ..............................     1,836         849       2,001      1,223      3,578       2,685       6,115
  Lease financing ..........................       214         139         116        132        136         353         242
  Foreign ..................................      ----        ----        ----       ----       ----        ----        ----
                                             ---------   ---------  ----------   --------   --------  ----------    --------
    Total ..................................    15,881      13,509      14,977     13,246     15,955      29,390      31,142
                                             ---------   ---------  ----------   --------   --------  ----------    --------
 Net loan losses ...........................    74,326      80,326      83,798     72,695     68,223     154,652     142,331
                                             ---------   ---------  ----------   --------   --------  ----------    --------
Balance at end of period ...................  $548,540   $ 548,302   $ 547,992   $547,686   $547,572   $ 548,540    $547,572
                                             =========   =========  ==========   ========   ========  ==========    ========
Net Loan Losses (Recoveries)
 by Category
Commercial .................................  $  5,925   $   3,906   $   5,386   $  3,084   $  1,981   $   9,831    $  2,743
Credit card ................................    61,001      67,049      68,328     61,521     62,745     128,050     127,867
Other revolving credit .....................     2,298       2,182       2,409      2,126      2,297       4,480       3,696
Other retail ...............................     5,170       6,097       6,684      6,273      3,554      11,267      10,927
Real estate ................................      (439)        639         406       (959)    (2,944)        200      (4,272)
Lease financing ............................       371         453         585        650        590         824       1,370
Foreign ....................................      ----        ----        ----       ----       ----        ----        ----
                                             ---------   ---------  ----------   --------   --------  ----------    --------
    Total ..................................  $ 74,326   $  80,326   $  83,798   $ 72,695   $ 68,223   $ 154,652    $142,331
                                             =========   =========  ==========   ========   ========  ==========    ========
Net loan losses -- excluding credit cards ..  $ 13,325   $  13,277   $  15,470   $ 11,174   $  5,478   $  26,602    $ 14,464
Annualized Net Loan Losses
 (Recoveries) to Average Loans
 by Category
Commercial .................................       .14%        .10%        .13%       .08%       .05%        .12%        .04%
Credit card ................................      4.95        4.58        4.69       4.40       4.52        4.75        4.53
Other revolving credit .....................      1.61        1.60        1.84       1.67       1.86        1.60        1.54
Other retail ...............................       .47         .56         .62        .60        .34         .51         .52
Real estate ................................      (.01)        .02         .01       (.02)      (.07)       ----        (.05)
Lease financing ............................       .07         .09         .13        .16        .19         .08         .23
Foreign ....................................      ----        ----        ----       ----       ----        ----        ----
Total loans ................................       .63         .69         .73        .66        .62         .66         .65
Total loans -- excluding credit cards ......       .13         .13         .15        .12        .06         .13         .08
Period-end allowance to outstanding loans ..      1.13        1.18        1.20       1.20       1.23        1.13        1.23

Noninterest Income

               Total other operating revenue, which excludes securities sales, rose $89.501 million or 28.4 percent for the second quarter from a year earlier and was higher by $139.047 million or 23.2 percent for the first six months. Growth in both periods reflected core business expansion in addition to the purchase acquisition of Interstate/Johnson Lane, which added to reported results effective from the April 1, 1999 transaction close. Increases largely occurred in investment fees, credit card income, deposit account service charges, trust fees and capital markets income. Results for the first half of 1999 include $17.025 million in gains from the sale of credit card receivables in a March 1999 securitization transaction versus gains of $17.155 million a year earlier from branch divestitures.

               Excluding these gains and the addition of Interstate/Johnson Lane in the second period of 1999, total other operating revenue grew approximately 9 percent and 13 percent for the quarter and first half of the year, respectively, and was higher by approximately 8 percent from the first three months of 1999. Total other operating revenue for the full year of 1999 is projected to be up 10 to 12 percent, excluding additions from purchase acquisitions, based on growth expected largely in financial advisory services, technology-based banking, credit cards and capital markets income.

               Investment fees for the second quarter were higher by $53.488 million year over year, principally reflecting the addition of Interstate/Johnson Lane. Year to date, investment fees rose $55.850 million due, in part, to growth in fees for the corporation's investment management account and in fees from customer mutual fund investments.

               Credit card income expanded $15.033 million or 34.9 percent for the three months and $37.790 million or 46.3 percent for the first six months. Increases in both periods primarily reflected servicing fees and other income recognized on securitized loans and higher interchange income. The first six months of 1999 included the gain on the sale of receivables from securitization.

               Deposit account service charges grew $8.989 million or 10.9 percent for the quarter and $15.070 million or 9.2 percent year to date. Increases occurred largely in overdraft fees, commercial analysis fees and demand account charges.

               Fees for trust services expanded $6.105 million or 12.5 percent and $9.188 million or 9.7 percent for the three- and six-month periods, respectively. Gains in trust and investment management largely accounted for the growth, with increases also occurring in fees collected for the Wachovia Funds, the corporation's proprietary mutual funds.

               Capital markets income was up modestly for the second period, rising $1.476 million or 3.7 percent, but increased $23.478 million or 41.6 percent year to date. Higher revenues from fixed income sales and trading, corporate financing and derivatives income helped offset slowdowns in consulting services. On April 1, the broker-dealer subsidiary of Interstate/Johnson Lane Inc. was merged into Wachovia's Section 20 capital markets subsidiary to form Wachovia Securities Inc. The expanded Section 20 subsidiary consists of a retail brokerage division -- IJL Wachovia -- and an institutional business division -- Wachovia Capital Markets -- with full Tier I and Tier II powers to underwrite and deal in all types of corporate debt and equities.


               Increased debit card interchange income as well as modest gains from ATM fees pushed electronic banking revenues up $3.891 million or 20.8 percent for the quarter and $5.951 million or 17 percent for the first half of the year.

               Mortgage fees decreased $1.639 million or 14.2 percent for the three months but were higher by $1.623 million or 8.5 percent for the first six months of 1999. The decline from the year-earlier quarter primarily reflected lower levels of servicing release premiums. Rising interest rates resulted in a slowing of refinancing activity and a shift toward adjustable rate mortgages which are not sold, but retained, on the balance sheet. The increase in year-to-date results was driven by strong first quarter performance.

Noninterest Income                                                 Table 15
--------------------------------------------------------------------------------
(thousands)

                                                            1999                           1998                Six Months Ended
                                                   ---------------------   ---------------------------------        June 30
                                                      Second       First      Fourth       Third      Second  ---------------------
                                                     Quarter     Quarter     Quarter     Quarter     Quarter      1999        1998
                                                   --------      ------    --------      ------      ------   --------    --------
Service charges on deposit accounts ..............  $ 91,454    $ 86,955    $ 86,967    $ 84,674    $ 82,465   $178,409    $163,339
Fees for trust services ..........................    54,907      49,136      53,909      51,185      48,802    104,043      94,855
Credit card income -- net of interchange
 payments ........................................    58,110      61,301      46,194      43,312      43,077    119,411      81,621
Capital markets income ...........................    41,780      38,112      36,044      37,625      40,304     79,892      56,414
Electronic banking ...............................    22,558      18,455      19,746      19,449      18,667     41,013      35,062
Investment fees ..................................    69,877      17,362      15,170      14,997      16,389     87,239      31,389
Mortgage fees ....................................     9,863      10,966      13,472      12,251      11,502     20,829      19,206
Bankers' acceptance and letter of credit fees.....    11,563      10,342       9,909       9,745       9,802     21,905      19,371
Other service charges and fees ...................    18,153      15,526      13,473      13,608      13,536     33,679      27,645
Other income .....................................    26,279      25,114      23,928      23,695      30,499     51,393      69,864
                                                   ---------    --------   ---------    --------    --------  ---------   ---------
    Total other operating revenue ................   404,544     333,269     318,812     310,541     315,043    737,813     598,766
Securities gains .................................    10,453         234       7,407       6,886       2,992     10,687       6,149
                                                   ---------    --------   ---------    --------    --------  ---------   ---------
    Total ........................................  $414,997    $333,503    $326,219    $317,427    $318,035   $748,500    $604,915
                                                   =========    ========   =========    ========    ========  =========   =========



               Remaining combined categories of total other operating revenue rose $2.158 million or 4 percent for the quarter and $7.252 million or 7.3 percent for the first half of the year, excluding branch divestiture sales in 1998. Bankers' acceptance and letter of credit fees were up $1.761 million or 18 percent for the three months and $2.534 million or 13.1 percent for the first six months. Other service charges and fees increased $4.617 million or 34.1 percent and $6.034 million or 21.8 percent for the second period and first half, respectively, while other income was lower by $4.220 million or 13.8 percent for the quarter and $1.316 million or 2.5 percent year to date.

               Including securities sales, total noninterest income rose $96.962 million or 30.5 percent for the three months and $143.585 million or 23.7 percent for the first six months of 1999. Securities sales, primarily equities, resulted in net gains of $10.453 million for the second quarter and $10.687 million year to date compared with $2.992 million and $6.149 million, respectively, in 1998.

Noninterest
Expense
               Total noninterest expense was higher by $63.623 million or 12.3 percent for the second quarter of 1999 from a year earlier and increased $61.572 million or 6.1 percent for the first half. Comparisons between 1999 and 1998 periods are impacted by the addition of Interstate/Johnson Lane effective from April 1, 1999 and by merger-related expenses in both years. For both the quarter and first six months of 1999, merger-related expenses totaled $8.347 million versus $30.849 million and $66.417 million, respectively, in 1998. Excluding the addition of Interstate/Johnson Lane and merger-related expenses, noninterest expense was up approximately 4 percent and 6 percent for the second quarter and first half, respectively, and was higher by approximately 3 percent from the first three months of 1999. Remaining merger-related expenses are expected to total approximately $13 million. For the full year of 1999, total noninterest expense is expected to rise approximately 4 to 5 percent, excluding the impact of purchase acquisitions and merger-related expenses in both 1999 and 1998. The projected rate of increase for the full year is based on expected moderation primarily in salaries expense growth.

Noninterest Expense                                                Table 16
--------------------------------------------------------------------------------
(thousands)

                                                  1999                         1998                      Six Months Ended
                                          ---------------------   ------------------------------              June 30
                                              Second      First     Fourth      Third     Second    ------------------------
                                             Quarter    Quarter    Quarter    Quarter    Quarter           1999         1998
                                          -----------  --------   --------- ---------   ---------   -----------  -----------
Salaries ................................   $ 259,733  $218,115   $ 221,019  $221,242   $ 219,731   $   477,848  $   432,489
Employee benefits .......................      48,019    53,071      48,922    42,040      42,675       101,090       89,641
                                          -----------  --------   ---------  --------   ---------   -----------  -----------
    Total personnel expense .............     307,752   271,186     269,941   263,282     262,406       578,938      522,130
Net occupancy expense ...................      38,908    34,933      35,838    34,896      34,119        73,841       67,902
Equipment expense .......................      50,415    47,404      41,683    38,545      41,288        97,819       75,975
Postage and delivery ....................      13,670    14,128      12,962    13,373      13,368        27,798       26,646
Outside data processing, programming
 and software ...........................      27,178    25,110      21,203    18,496      16,244        52,288       28,981
Stationery and supplies .................       8,598     8,809       9,339    10,689       7,233        17,407       14,739
Advertising and sales promotion .........      16,682    11,837      12,782    17,147      22,555        28,519       40,293
Professional services ...................      19,351    14,024      15,311    14,929      14,522        33,375       25,826
Travel and business promotion ...........       8,749     5,951       7,521     7,656       7,638        14,700       14,077
Amortization of intangible assets .......      12,230    10,953      10,908     9,840       9,226        23,183       18,343
Foreclosed property expense -- net of
 income .................................         301       (82)        517      (164)         88           219          218
Merger-related charges ..................       8,347      ----       6,961    11,934      30,849         8,347       66,417
Other expense ...........................      68,436    47,945      47,720    51,780      57,458       116,381      109,696
                                          -----------  --------   ---------  --------   ---------   -----------  -----------
    Total ...............................   $ 580,617  $492,198   $ 492,686  $492,403   $ 516,994   $ 1,072,815  $ 1,011,243
                                          ===========  ========   =========  ========   =========   ===========  ===========
Overhead ratio* .........................        56.3%     51.7%       52.4%     54.0%       56.8%         54.1%        57.0%
Overhead ratio without merger-related
 charges ................................        55.5      51.7        51.7      52.7        53.4          53.7         53.3

* Noninterest expense as a percentage of taxable equivalent net interest income and total other operating revenue.



               Total personnel expense was up $45.346 million or 17.3 percent for the quarter and $56.808 million or 10.9 percent for the first half of the year. Salaries expense increased $40.002 million or 18.2 percent for the three months and $45.359 million or 10.5 percent for the first six months, reflecting a higher employee base with the addition of Interstate/Johnson Lane and expanded incentive pay for revenue generating businesses. Employee benefits expense rose $5.344 million or 12.5 percent for the second period and $11.449 million or 12.8 percent year to date, largely driven by higher costs for medical and retirement plans and by increased payroll taxes for employee growth. At June 30, 1999, full-time equivalent employees totaled 21,716 versus 21,146 one year earlier.

               Combined net occupancy and equipment expense rose $13.916 million or 18.5 percent and $27.783 million or 19.3 percent for the three and six months, respectively. Increased depreciation and amortization of equipment and technology investments accounted for the majority of the rise in both periods.

               Remaining combined categories of noninterest expense excluding merger-related expenses in both 1999 and 1998 rose $26.863 million or 18.1 percent for the quarter and $35.051 million or
               12.6 percent for the first half. Outside data processing, programming and software expense increased $10.934 million or
               67.3 percent for the three months and $23.307 million or 80.4 percent for the first six months, largely due to higher technology investments. Professional services expense rose $4.829 million or 33.3 percent for the second period and $7.549 million or 29.2 percent year to date for ongoing work associated with the corporation's business strategies. Amortization expense for intangible assets was up $3.004 million or 32.6 percent for the quarter and $4.840 million or 26.4 percent for the first half, reflecting higher levels of intangible assets from purchase acquisitions.

Year 2000

               The change in date to the year 2000 from 1999 will cause data recognition problems in computers, software and facility operations dependent on computer chip devices due to programming standards that historically limited data date fields to two digits. In late 1995, the corporation initiated a formal evaluation of Year 2000 issues, establishing in the early months of 1996 a full-time project team to assess and address both internal and external risks associated with the change in date event. The project team established a Year 2000 readiness plan consisting of five phases: problem awareness; identification of affected systems, functions and facilities; conversion or replacement of identified areas to Year 2000 compliant standards; testing; and implementation. As of June 30, 1999, all five phases had been completed.

               Wachovia's readiness plan encompasses both information technology systems and computer chip embedded functions, such as those operating facilities including elevators, security systems and building heating and cooling. In 1996, Wachovia completed the awareness and identification phases for its own systems and functions and has extended and completed the processes for businesses acquired subsequent to 1996. For business entities that are in the process of being merged with the corporation, identification and remediation of noncompliant Year 2000 systems and functions is being addressed. Management does not anticipate any material impact to its own systems' readiness as a result of pending merger completions. Conversion, testing and implementation of information technology systems began in 1997 and were finished by the end of the second quarter of 1999. To ensure the widest degree of systems preparedness, management elected to convert all information technology systems to Year 2000 compliant standards, not limiting the process to mission critical systems required under regulatory guidelines. Testing was done in both a 21st and 20th century date environment, and systems were implemented back into production as they were tested to permit greater flexibility in the event of future system flaws or failures. For computer chip embedded functions, Wachovia replaced and tested noncompliant functions essential to business operations.

               The corporation also has worked to assess and address Year 2000 readiness on the part of external entities, particularly critical vendors and significant credit customers. Identification and monitoring of external entities began in 1996 and included surveys with follow-up reviews and contacts. Substantially all vendors responded to management's surveys regarding Year 2000 readiness and indicated that they are compliant as of June 30, 1999. The project team is continuing to monitor the status of its vendors as well as of large corporate borrowers identified as potentially at risk. Wachovia began external entity testing in 1998 and substantially completed testing by June 30, 1999.

               Management estimates that total Year 2000 project costs will be approximately $84 million, with $77 million having been spent through June 30, 1999 including $5 million in the second quarter of 1999 and $11 million through the first half of the year. The projected total cost is up slightly from $80 million estimated at year-end 1998, reflecting additional expenses expected primarily for customer communication and preparation refinements. The remaining Year 2000 project costs are not expected to have a material impact on Wachovia's results of operations, liquidity or capital resources.

               Wachovia faces a number of risks related to the year 2000 date change event, including project management risks, legal risks and financial risks. Project management risks refer primarily to the failure to adequately assess Year 2000 planning and resource needs, resulting in under- or over-allotment of resources assigned to complete the project work, missed deadlines and estimation errors. Legal risks include the failure to meet contractual service agreements, leading to possible punitive actions including those of a regulatory nature. Financial risks concern the possibility of lost revenues, asset quality deterioration or even business failure. The corporation conducted a project management risk assessment in early 1997 and continues to review and monitor its legal and financial risks.

               Management of the date change event entails additional risks separate from those of project management. Major risks associated with the date change event include a shutdown of voice and data communication systems due to failure by switching systems, satellites or telephone companies; excessive cash withdrawal activity; cash couriers delayed or not available; ATM failures; problems with international accounts or offices, including inaccurate or delayed information or inaccessibility to account data; and government offices or facilities not opening or operating.

               The corporation has identified 60 risks associated with the date change event and has completed development of formal contingency plans for each major risk. Management views contingency planning as part of an overall strategy for managing the date change event and post-event risks and considers preimplementation mitigating actions as critical components to successful contingency planning. In the event of a voice and data communication system shutdown, contingency plans include deploying cellular and field phones to communicate between established command posts. To reduce expected cash withdrawal demands while simultaneously preparing for higher fund withdrawal activity, the corporation is sponsoring public awareness programs on appropriate cash reserve levels, applying for increased borrowing limits from the Federal Reserve and broadening its regular liquidity management reviews. Standing agreements with cash courier services are being reviewed to identify and resolve potential courier service problems prior to the date change event.

               To minimize ATM failures, the corporation has upgraded its entire network of ATMs, including their primary and backup computer processors. Alternate cash access plans include using existing communication channels to direct customers to working ATMs in the event of localized ATM failures and extending branch office hours where needed. To reduce potential problems in international offices, the corporation converted and tested the information systems of its S-o Paulo, Brazil, and London, England, offices. Separate contingency plans have been developed by each foreign office to assist independent operations. In addition to its contingency planning, management has mapped all information systems to its core business processes as part of its preimplementation mitigating action plan. This will enable the corporation to identify affected business processes should data information problems occur during the changeover to calendar year 2000 and in the time period immediately following.


               The corporation believes the actions it is taking should reduce the risks posed by Year 2000 challenges to its own systems. Management recognizes, however, that unforeseen circumstances could arise both within its own systems and with the systems of external entities and can give no assurances that, if such circumstances arose, they would not adversely affect Year 2000 compliance efforts. Further, management cannot determine the impact that any adverse effect might have on operations, financial position or cash flows.

Euro Conversion

               On January 1, 1999, eleven member countries of the European Union established the Euro as their common legal currency and established a fixed conversion rate between their current sovereign currencies and the Euro. From January 1, 1999 through the end of 2001, corporations and individuals may transact business in either the Euro or the functional currency of each member nation. Management has a risk assessment committee that has been examining the risks associated with the Euro conversion such as the adequacy of information technology systems, currency risk and the competitive impact of cross-border price transparency. During this interim period, the corporation is operating parallel accounts in both the Euro and the respective national currency in order to more effectively process transactions. Management does not expect the impact of the Euro conversion to have a material adverse impact on financial condition or results of operations.

Income Taxes

               Applicable income taxes rose $23.919 million or 22.7 percent for the second quarter of 1999 from a year earlier and were higher by $57.101 million or 28.9 percent year to date. The corporation's effective tax rate has risen as a result of a decrease in tax-exempt income as well as an increase in nondeductible amortization associated with purchase business combinations. Income taxes computed at the statutory rate are reduced primarily by the assumed tax effect of interest income earned on state and municipal loans and debt securities. Also, within certain limitations, one-half of the interest income earned on qualifying employee stock ownership plan loans is exempt from federal taxes. The interest earned on certain state and municipal debt instruments is exempt from federal taxes and in some cases state taxes. The tax-exempt nature of these assets provides both an attractive return for the corporation and substantial interest savings for local governments and their constituents.


Income Taxes                                                       Table 17
--------------------------------------------------------------------------------
(thousands)

                                                                  Three Months Ended     Six Months Ended
                                                                       June 30                June 30
                                                                ---------------------   ---------------------
                                                                     1999        1998        1999        1998
                                                                ---------   ---------   ---------   ---------
Income before income taxes ....................................  $ 376,857   $ 315,304   $ 745,602   $ 602,952
                                                                ==========  ==========  ==========  ==========
Federal income taxes at statutory rate ........................  $ 131,900   $ 110,356   $ 260,961   $ 211,033
State and local income taxes -- net of federal benefit ........      7,570       6,688      15,622       5,667
Effect of tax-exempt securities interest and other income .....    (10,884)    (13,144)    (22,078)    (25,526)
Other items ...................................................        721       1,488         311       6,541
                                                                ----------  ----------  ----------  ----------
    Total tax expense .........................................  $ 129,307   $ 105,388   $ 254,816   $ 197,715
                                                                ==========  ==========  ==========  ==========
Current:
 Federal ......................................................  $  21,127   $  27,652   $  42,650   $  96,416
 Foreign ......................................................        195         246         497         361
 State and local ..............................................      6,458       2,069      13,072       5,798
                                                                ----------  ----------  ----------  ----------
    Total .....................................................     27,780      29,967      56,219     102,575
Deferred:
 Federal ......................................................     96,339      67,200     187,636      92,220
 State and local ..............................................      5,188       8,221      10,961       2,920
                                                                ----------  ----------  ----------  ----------
    Total .....................................................    101,527      75,421     198,597      95,140
                                                                ----------  ----------  ----------  ----------
    Total tax expense .........................................  $ 129,307   $ 105,388   $ 254,816   $ 197,715
                                                                ==========  ==========  ==========  ==========

New Accounting
Standards
               In June 1998, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 133, "Accounting for Derivative Instruments and Hedging Activities" (FASB 133). FASB 133 establishes new accounting and reporting requirements for derivative instruments embedded in other contracts and hedging activities. The standard requires all derivatives to be measured at fair value and recognized as either assets or liabilities in the statement of condition. Under certain conditions, a derivative may be specifically designated as a hedge. Accounting for the changes in the fair value of a derivative depends on the intended use of the derivative and the resulting designation. Adoption of the standard is required for the corporation's December 31, 2001 financial statements with early adoption allowed as of the beginning of any quarter after June 30, 1998. Management is in the process of assessing the impact and plans to adopt the standard effective January 1, 2001. Adoption is not expected to result in a material financial impact.

               Financial Condition and Capital Ratios


               Assets at June 30, 1999 totaled $67.013 billion, with $59.739 billion of interest-earning assets including $48.428 billion of loans. Comparable amounts one year earlier were $64.727 billion of assets and $57.303 billion of interest-earning assets including $44.459 billion of loans. At March 31, 1999, total assets were $65.319 billion, interest-earning assets were $57.660 billion and loans were $46.393 billion.

               Deposits at the end of the second quarter of 1999 were $40.816 billion, including $32.245 billion of interest-bearing deposits, representing 79 percent of the total. Deposits one year earlier were $39.915 billion with interest-bearing deposits of $31.841 billion or 79.8 percent of the total, and at March 31, 1999, deposits were $40.288 billion, including $32.052 billion of interest-bearing deposits or 79.6 percent of the total.

               Shareholders' equity at June 30, 1999 was $5.427 billion, an increase of $50.923 million or slightly under 1 percent from $5.376 billion one year earlier. Included in shareholders' equity at June 30, 1999 was $10.593 million, net of tax, of unrealized losses on securities available-for-sale compared with unrealized gains of $74.990 million, net of tax, one year earlier. On April 1, 1999, the corporation issued 2,578,837 shares to consummate the Interstate/Johnson Lane transaction; as a result of the transaction, shareholders' equity increased $214.485 million.

               During the second quarter of 1999, the corporation repurchased a total of 3,582,400 shares of its common stock at an average price of $88.717 per share for a total cost of $317.820 million. Approximately 72 percent of the repurchased shares were bought to offset shares issued for the purchase acquisition of Interstate/Johnson Lane, with the remaining percent repurchased to help offset shares issued for Wachovia's planned acquisition of OFFITBANK Holdings. In addition to buying back shares for purchase acquisitions, the corporation also is authorized by the Board of Directors to repurchase up to 12 million shares of its common stock under a June 23, 1998 authorization effective through January 28, 2000. As of June 30, 1999, a total of 5,268,800 shares had been repurchased under the June 23, 1998 authorization. Management will continue to work within the guidelines of its share repurchase authorizations while assessing the best deployment of capital.

               At its July 23, 1999 meeting, the corporation's Board of Directors declared a third quarter dividend of $.54 per share, payable September 1 to shareholders of record as of August 5. The dividend is higher by 10.2 percent from $.49 per share paid in the same quarter of 1998. For the year to date, the dividend will total $1.52 per share, up 10.9 percent from $1.37 per share in 1998.

               Intangible assets at June 30, 1999 totaled $789.844 million, consisting of $655.971 million of goodwill, $87.037 million of deposit base intangibles, $37.197 million of purchased credit card premiums, $9.386 million of mortgage servicing rights and $253 thousand of other intangibles. The acquisition of Interstate/Johnson Lane on April 1, 1999 resulted in the addition of approximately $126 million of goodwill. Intangible assets at the end of the second quarter of 1998 were $657.891 million, with $543.057 million of goodwill, $100.729 million of deposit base intangibles, $12.683 million of mortgage servicing rights, $1.067 million of purchased credit card premiums and $355 thousand of other intangibles.

               Regulatory agencies divide capital into Tier I (consisting of shareholders' equity and certain cumulative preferred stock instruments less ineligible intangible assets) and Tier II (consisting of the allowable portion of the reserve for loan losses and certain long-term debt) and measure capital adequacy by applying both capital levels to a banking company's risk-adjusted assets and off-balance sheet items. Regulatory requirements presently specify that Tier I capital should exclude the unrealized gain or loss, net of tax, on securities available-for-sale. In addition to these capital ratios, regulatory agencies have established a Tier I leverage ratio which measures Tier I capital to average assets less ineligible intangible assets.

               Regulatory guidelines require a minimum of total capital to risk-adjusted assets ratio of 8 percent with at least one-half consisting of tangible common shareholders' equity and a minimum Tier I leverage ratio of 3 percent. Banks, which meet or exceed a Tier I ratio of 6 percent, a total capital ratio of 10 percent and a Tier I leverage ratio of 5 percent are considered well capitalized by regulatory standards. It is the policy of the corporation that it and its banking subsidiaries be well capitalized at all times.

               At June 30, 1999, the corporation's Tier I to risk-adjusted assets ratio was 7.56 percent and total capital to risk-adjusted assets was 11.14 percent. The Tier I leverage ratio was 8.76 percent. Capital securities included in the capital ratios were $996.556 million and $996.180 million at June 30, 1999 and 1998, respectively.


Capital Components and Ratios                                      Table 18
--------------------------------------------------------------------------------
(thousands)

                                                            1999                                     1998
                                                ---------------------------    --------------------------------------------
                                                     Second           First          Fourth          Third           Second
                                                    Quarter         Quarter         Quarter        Quarter          Quarter
                                                -----------    ------------    ------------    -----------      -----------
Tier I capital:
 Common shareholders' equity ...............   $  5,426,717     $ 5,431,939     $ 5,338,232     $ 5,229,191     $ 5,375,793
 Trust capital securities ..................        996,556         996,462         996,368         996,274         996,180
 Less ineligible intangible assets .........        772,696         657,717         666,672         665,408         669,448
 Unrealized losses (gains) on securities
  available-for-sale -- net of tax* ........          9,618         (60,642)        (82,440)       (131,325)        (74,990)
                                             --------------     -----------   -------------     -----------     -----------
    Total Tier I capital ...................      5,660,195       5,710,042       5,585,488       5,428,732       5,627,535
Tier II capital:
 Allowable allowance for loan losses .......        548,540         548,302         547,992         547,686         547,572
 Allowable long-term debt ..................      2,136,952       2,191,701       1,794,148       1,486,537       1,138,711
                                             --------------     -----------   -------------     -----------     -----------
    Tier II capital additions ..............      2,685,492       2,740,003       2,342,140       2,034,223       1,686,283
                                             --------------     -----------   -------------     -----------     -----------
    Total capital ..........................   $  8,345,687     $ 8,450,045     $ 7,927,628     $ 7,462,955     $ 7,313,818
                                             ==============     ===========   =============     ===========     ===========
Risk-adjusted assets .......................   $ 74,897,805     $73,871,880     $69,928,737     $72,924,472     $69,633,722
Quarterly average assets** .................   $ 64,611,973     $63,631,476     $64,454,538     $62,630,533     $63,184,419
Risk-based capital ratios:
 Tier I capital ............................           7.56%           7.73%           7.99%           7.44%           8.08%
 Total capital .............................          11.14           11.44           11.34           10.23           10.50
Tier I leverage ratio ......................           8.76            8.97            8.67            8.67            8.91

*  Excludes unrealized loss on equity securities available-for-sale, net of tax.

** Excludes ineligible intangible assets and average unrealized gains (losses) on securities available-for-sale, net of tax.

Consolidated Statements of Condition
--------------------------------------------------------------------------------
$ in thousands                           Wachovia Corporation and Subsidiaries






                                                                                         June 30     December 31        June 30
                                                                                            1999            1998           1998
                                                                                     -----------     -----------    -----------
ASSETS
Cash and due from banks ............................................................   $ 3,110,827   $ 3,800,265      $3,425,987
Interest-bearing bank balances .....................................................        92,156       109,983         204,751
Federal funds sold and securities purchased under resale agreements ................       803,065       675,470         326,075
Trading account assets .............................................................       791,419       664,812       1,133,339
Securities available-for-sale ......................................................     8,299,719     7,983,648       9,524,358
Securities held-to-maturity (fair value of $1,354,480, $1,442,126 and $1,716,374,
 respectively) .....................................................................     1,324,588     1,383,607       1,655,517
Loans, net of unearned income ......................................................    48,428,086    45,719,222      44,458,548
Less allowance for loan losses .....................................................       548,540       547,992         547,572
                                                                                     -------------   -----------    ------------
  Net loans ........................................................................    47,879,546    45,171,230      43,910,976
Premises and equipment .............................................................       972,092       901,681         865,864
Due from customers on acceptances ..................................................       179,847       348,955         613,154
Other assets .......................................................................     3,560,210     3,083,191       3,066,621
                                                                                     -------------   -----------    ------------
  Total assets .....................................................................  $67,013,469    $64,122,842    $64,726,642
                                                                                     =============   ===========    ============
LIABILITIES
Deposits in domestic offices:
 Demand ............................................................................  $ 8,570,418    $ 8,768,271    $ 8,074,904
 Interest-bearing demand ...........................................................    4,857,922      4,980,715      4,684,288
 Savings and money market savings ..................................................   13,160,810     12,641,766     11,639,530
 Savings certificates ..............................................................    8,724,157      8,982,396      9,628,631
 Large denomination certificates ...................................................    3,001,260      3,344,553      2,989,187
                                                                                     -------------   -----------    ------------
  Total deposits in domestic offices ...............................................   38,314,567     38,717,701     37,016,540
Interest-bearing deposits in foreign offices .......................................    2,500,952      2,277,028      2,898,888
                                                                                     -------------   -----------    ------------
  Total deposits ...................................................................   40,815,519     40,994,729     39,915,428
Federal funds purchased and securities sold under repurchase agreements ............    6,185,220      5,463,418      8,354,912
Commercial paper ...................................................................    1,538,089      1,359,382      1,355,117
Other short-term borrowed funds ....................................................    2,632,238      1,912,262      2,472,728
Long-term debt .....................................................................    8,515,499      7,596,727      5,906,803
Acceptances outstanding ............................................................      179,847        348,955        613,154
Other liabilities ..................................................................    1,720,340      1,109,137        732,706
                                                                                     -------------   -----------    ------------
  Total liabilities ................................................................   61,586,752     58,784,610     59,350,848
SHAREHOLDERS' EQUITY
Preferred stock, par value $5 per share:
 Authorized 50,000,000 shares; none outstanding ....................................         ----           ----           ----
Common stock, par value $5 per share:
 Authorized 1,000,000,000 shares; issued and outstanding 202,230,680,
  202,986,100 and 206,622,903 shares, respectively .................................    1,011,153      1,014,931      1,033,115
Capital surplus ....................................................................      615,900        669,244        970,584
Retained earnings ..................................................................    3,810,257      3,571,617      3,297,105
Accumulated other comprehensive income .............................................      (10,593)        82,440         74,990
                                                                                     -------------   -----------    ------------
  Total shareholders' equity .......................................................    5,426,717      5,338,232      5,375,794
                                                                                     -------------   -----------    ------------
  Total liabilities and shareholders' equity .......................................  $67,013,469    $64,122,842    $64,726,642
                                                                                     =============   ===========    ============

Consolidated Statements of Income
--------------------------------------------------------------------------------
thousands, except per share              Wachovia Corporation and Subsidiaries






                                                                            Three Months Ended                 Six Months Ended
                                                                                  June 30                          June 30
                                                                       -----------------------------   -----------------------------
                                                                                1999           1998             1999            1998
                                                                       -------------  -------------    -------------     -----------
Interest Income
Loans, including fees ................................................  $    974,734   $    960,769      $ 1,944,028     $ 1,906,206
Securities available-for-sale ........................................       130,692        159,283          253,805         313,221
Securities held-to-maturity:
 State and municipal .................................................         2,715          3,739            5,398           7,675
 Other investments ...................................................        20,593         23,925           42,228          47,166
Interest-bearing bank balances .......................................         1,391          3,411            3,584           6,639
Federal funds sold and securities purchased under resale agreements ..         8,429          5,735           14,231          11,020
Trading account assets ...............................................         8,051         12,896           13,717          25,660
                                                                       -------------   ------------    -------------     -----------
  Total interest income ..............................................     1,146,605      1,169,758        2,276,991       2,317,587
Interest Expense
Deposits:
 Domestic offices ....................................................       284,386        309,333          567,833         617,364
 Foreign offices .....................................................        24,039         37,332           47,959          73,542
                                                                       -------------   ------------    -------------     -----------
  Total interest on deposits .........................................       308,425        346,665          615,792         690,906
Short-term borrowed funds ............................................       112,301        145,827          215,471         284,719
Long-term debt .......................................................       108,877         94,562          220,650         190,115
                                                                       -------------   ------------    -------------     -----------
  Total interest expense .............................................       529,603        587,054        1,051,913       1,165,740
Net Interest Income ..................................................       617,002        582,704        1,225,078       1,151,847
Provision for loan losses ............................................        74,525         68,441          155,161         142,567
                                                                       -------------   ------------    -------------     -----------
Net interest income after provision for loan losses ..................       542,477        514,263        1,069,917       1,009,280
Other Income
Service charges on deposit accounts ..................................        91,454         82,465          178,409         163,339
Fees for trust services ..............................................        54,907         48,802          104,043          94,855
Credit card income ...................................................        58,110         43,077          119,411          81,621
Capital markets income ...............................................        41,780         40,304           79,892          56,414
Electronic banking ...................................................        22,558         18,667           41,013          35,062
Investment fees ......................................................        69,877         16,389           87,239          31,389
Mortgage fees ........................................................         9,863         11,502           20,829          19,206
Other operating income ...............................................        55,995         53,837          106,977         116,880
                                                                       -------------   ------------    -------------     -----------
  Total other operating revenue ......................................       404,544        315,043          737,813         598,766
Securities gains .....................................................        10,453          2,992           10,687           6,149
                                                                       -------------   ------------    -------------     -----------
  Total other income .................................................       414,997        318,035          748,500         604,915
Other Expense
Salaries .............................................................       259,733        219,731          477,848         432,489
Employee benefits ....................................................        48,019         42,675          101,090          89,641
                                                                       -------------   ------------    -------------     -----------
  Total personnel expense ............................................       307,752        262,406          578,938         522,130
Net occupancy expense ................................................        38,908         34,119           73,841          67,902
Equipment expense ....................................................        50,415         41,288           97,819          75,975
Merger-related charges ...............................................         8,347         30,849            8,347          66,417
Other operating expense ..............................................       175,195        148,332          313,870         278,819
                                                                       -------------   ------------    -------------     -----------
  Total other expense ................................................       580,617        516,994        1,072,815       1,011,243
Income before income taxes ...........................................       376,857        315,304          745,602         602,952
Income tax expense ...................................................       129,307        105,388          254,816         197,715
                                                                       -------------   ------------    -------------     -----------
Net Income ...........................................................  $    247,550   $    209,916      $   490,786     $   405,237
                                                                       =============   ============    =============     ===========
Net income per common share:
 Basic ...............................................................  $       1.21   $       1.02      $      2.41     $      1.96
 Diluted .............................................................  $       1.19   $       1.00      $      2.37     $      1.93
Average shares outstanding:
 Basic ...............................................................       203,746        206,718          203,434         206,308
 Diluted .............................................................       207,400        210,662          207,181         210,412

Consolidated Statements of Shareholders' Equity
--------------------------------------------------------------------------------
thousands, except shares                 Wachovia Corporation and Subsidiaries






                                                                                                      Accumulated
                                                   Common Stock                                             Other           Total
                                             ------------------------       Capital      Retained   Comprehensive    Shareholders'
                                                  Shares       Amount       Surplus      Earnings          Income          Equity
                                             -----------   ----------   -----------    ----------    ------------    ------------
Period ended June 30, 1998
Balance at beginning of year .............   205,926,632   $1,029,633   $   974,803    $3,098,767      $  71,098     $   5,174,301
Net income ...............................                                                405,237                          405,237
Unrealized holding gains on securities
 available-for-sale, net of tax and
 reclassification adjustment .............                                                                 3,892             3,892
                                                                                                                     -------------
  Comprehensive income* ..................                                                                                 409,129
Cash dividends declared on common
 stock -- $.88 a share....................                                               (181,562)                        (181,562)
Common stock issued pursuant to:
 Stock option and employee benefit plans..     1,672,232        8,361        77,314                                         85,675
 Dividend reinvestment plan ..............       153,501          768        11,528                                         12,296
Common stock acquired ....................    (2,228,912)     (11,145)     (170,285)                                      (181,430)
Acquisitions .............................     1,099,450        5,498        77,815                                         83,313
Miscellaneous ............................                                     (591)      (25,337)                         (25,928)
                                           -------------   ----------   -----------     ----------      ----------   -------------
Balance at end of period .................   206,622,903   $1,033,115   $   970,584    $3,297,105      $  74,990     $   5,375,794
                                           =============   ==========   ===========    ==========      =========     =============
Period ended June 30, 1999
Balance at beginning of year .............   202,986,100   $1,014,931   $   669,244    $3,571,617      $  82,440     $   5,338,232
Net income ...............................                                                490,786                          490,786
Unrealized holding losses on securities
 available-for-sale, net of tax and
 reclassification adjustment .............                                                               (93,033)          (93,033)
                                                                                                                      -------------
  Comprehensive income* ..................                                                                                  397,753
Cash dividends declared on common
 stock -- $.98 a share....................                                                (199,954)                        (199,954)
Common stock issued pursuant to:
 Stock option and employee benefit plans..       819,351        4,097        91,612                                          95,709
 Dividend reinvestment plan ..............       133,584          668        10,794                                          11,462
 Conversion of debentures ................         2,304           11           177                                             188
Acquisitions .............................     2,578,837       12,894       201,591                                         214,485
Common stock acquired ....................    (4,289,496)     (21,448)     (357,518)                                       (378,966)
Miscellaneous ............................                                                 (52,192)                         (52,192)
                                           -------------   ----------   -----------     ----------      ----------   -------------
Balance at end of period .................   202,230,680   $1,011,153   $   615,900     $3,810,257      $ (10,593)   $   5,426,717
                                           =============   ==========   ===========     ==========      ==========   =============

* Comprehensive income for the second quarters of 1999 and 1998 was $176,315 and $221,057, respectively.

Consolidated Statements of Cash Flows
--------------------------------------------------------------------------------
$ in thousands                           Wachovia Corporation and Subsidiaries


                                                                                                   Six Months Ended
                                                                                                       June 30
                                                                                             ---------------------------
                                                                                                    1999            1998
                                                                                              ----------      ----------
Operating Activities
Net income ...............................................................................  $    490,786    $    405,237
Adjustments to reconcile net income to net cash provided by operations:
 Provision for loan losses ...............................................................       155,161         142,567
 Depreciation and amortization ...........................................................       115,426          71,395
 Deferred income taxes ...................................................................       198,597          95,140
 Securities gains ........................................................................       (10,687)         (6,149)
 Gain on sale of noninterest-earning assets ..............................................        (7,829)         (2,677)
 Increase (decrease) in accrued income taxes .............................................         9,373         (40,864)
 (Increase) decrease in accrued interest receivable ......................................       (15,042)          2,558
 Increase (decrease) in accrued interest payable .........................................        28,099          (8,594)
 Net change in other accrued and deferred income and expense .............................       (55,583)       (177,677)
 Net trading account activities ..........................................................       (63,524)       (134,217)
 Net loans held for resale ...............................................................       176,461        (140,786)
                                                                                           -------------   -------------
  Net cash provided by operating activities ..............................................     1,021,238         205,933
Investing Activities
Net decrease (increase) in interest-bearing bank balances ................................        17,827         (71,560)
Net (increase) decrease in federal funds sold and securities purchased under resale
  agreements..............................................................................       (81,464)      1,296,459
Purchases of securities available-for-sale ...............................................    (1,874,974)     (2,697,525)
Purchases of securities held-to-maturity .................................................          (646)       (393,114)
Sales of securities available-for-sale ...................................................       144,802         101,258
Calls, maturities and prepayments of securities available-for-sale .......................     1,276,976       2,073,536
Calls, maturities and prepayments of securities held-to-maturity .........................        57,928         255,017
Net increase in loans made to customers ..................................................    (3,554,985)       (134,021)
Credit card receivables securitized ......................................................       895,954            ----
Capital expenditures .....................................................................      (145,595)       (146,289)
Proceeds from sales of premises and equipment ............................................        17,798          29,124
Net increase in other assets .............................................................      (212,829)       (167,993)
Business combinations ....................................................................       (11,556)         16,108
                                                                                           -------------   -------------
  Net cash (used) provided by investing activities .......................................    (3,470,764)        161,000
Financing Activities
Net increase (decrease) in demand, savings and money market accounts .....................       198,398        (690,913)
Net decrease in certificates of deposit ..................................................      (377,608)     (2,279,420)
Net increase in federal funds purchased and securities sold under repurchase agreements ..       661,658          21,445
Net increase in commercial paper .........................................................       178,707         321,093
Net increase in other short-term borrowings ..............................................       686,303       1,719,854
Proceeds from issuance of bank notes .....................................................       186,796         100,000
Maturities of bank notes .................................................................      (569,415)       (579,568)
Proceeds from issuance of other long-term debt ...........................................     1,296,780         455,764
Payments on other long-term debt .........................................................       (33,951)         (4,580)
Common stock issued ......................................................................        29,855          52,291
Dividend payments ........................................................................      (199,954)       (181,562)
Common stock repurchased .................................................................      (370,381)       (174,196)
Net increase in other liabilities ........................................................        72,900          77,028
                                                                                           -------------   -------------
  Net cash provided (used) by financing activities .......................................     1,760,088      (1,162,764)
Decrease in Cash and Cash Equivalents ....................................................      (689,438)       (795,831)
Cash and cash equivalents at beginning of year ...........................................     3,800,265       4,221,818
                                                                                           -------------   -------------
Cash and cash equivalents at end of period ...............................................  $  3,110,827    $  3,425,987
                                                                                           =============   =============

1999 Form 10-Q
--------------------------------------------------------------------------------
United States Securities and Exchange Commission
Washington, DC 20549
Quarterly Report Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
For the Quarterly Period Ended June 30, 1999
Commission File Number 1-9021


Wachovia Corporation
--------------------------------------------------------------------------------
Incorporated in the State of North Carolina
IRS Employer Identification Number 56-1473727
Address and Telephone:
 100 North Main Street, Winston-Salem, North Carolina, 27101,
  (336) 770-5000
  191 Peachtree Street NE, Atlanta, Georgia, 30303, (404) 332-5000

Securities registered pursuant to Section 12(b) of the Act: Common Stock -- $5.00 par value, which is registered on the New York Stock Exchange.

As of June 30, 1999, Wachovia Corporation had 202,230,680 shares of common stock outstanding.

Wachovia Corporation (1) has filed all reports required to be filed by Section 13 or 15(d) of the Securities Exchange Act of 1934 during the preceding 12 months and (2) has been subject to such filing requirements for the past 90 days.

Documents Incorporated by Reference
--------------------------------------------------------------------------------
Portions of the financial supplement for the quarter ended June 30, 1999 are incorporated by reference into Parts I and II as indicated in the table below. Except for parts of the Wachovia Corporation Financial Supplement expressly incorporated herein by reference, this Financial Supplement is not to be deemed filed with the Securities and Exchange Commission.

Part I   Financial Information
Item 1   Financial Statements (unaudited)                         Page
         Selected Period-End Data ...............................     1
         Common Stock Data -- Per Share .........................     1
         Consolidated Statements of Condition ...................    30
         Consolidated Statements of Income ......................    31
         Consolidated Statements of Shareholders' Equity ........    32
         Consolidated Statements of Cash Flows ..................    33
Item 2   Management's Discussion and Analysis of
         Financial Condition and Results of Operations ..........  2-29
Item 3   Quantitative and Qualitative
         Disclosures About Market Risk .......................... 16-19

Part II   Other Information
Item 4    Submission of Matters To A Vote of Security Holders
          Wachovia held its annual meeting of shareholders on April 23, 1999

          At the annual meeting, the shareholders elected Leslie M. Baker, Jr., Thomas K. Hearn, Jr., Elizabeth Valk Long and John C. Whitaker, Jr., as directors for three-year terms. The elections were approved by the votes set forth in the following table. John T. Casteen III, John L. Clendenin, George W. Henderson, III, Robert A. Ingram, George A. Lewis and John G. Medlin, Jr., continued as directors until the 2000 annual meeting, and James S. Balloun, Peter C. Browning, W. Hayne Hipp, Lloyd
          U. Noland, III, and Sherwood H. Smith, Jr., continued as directors until the 2001 annual meeting.

                                        Shares
                                        Voted       Withheld
          Election of Directors        In Favor      Shares
            Leslie M. Baker, Jr.    163,199,464   1,358,996
            Thomas K. Hearn, Jr.    163,130,230   1,428,230
            Elizabeth Valk Long     162,995,749   1,562,711
            John C. Whitaker, Jr.   163,141,884   1,416,576

          At the annual meeting, the shareholders approved the performance criteria under the Wachovia Corporation Senior Management Incentive Plan. The proposal was approved by the following votes:

           Shares Voted in Favor                               158,686,913
           Shares Voted Against                                  4,245,531
           Abstentions                                           1,626,016
           Broker Nonvotes                                               0

          At the annual meeting, the shareholders ratified the appointment of Ernst & Young LLP as independent auditors for 1999. The proposal was approved by the following votes:

           Shares Voted in Favor                               163,892,607
           Shares Voted Against                                    372,178
           Abstentions                                             293,675
           Broker Nonvotes                                               0

Item 6   Exhibits and Reports on Form 8-K

          Exhibits -- The complete index to exhibits has been filed as separate pages of the second quarter 1999 Form 10-Q. Copies of the complete exhibit list or of exhibits are available in the Edgar database at the SEC Internet address at WWW.SEC.GOV or are available upon request to:
          Corporate Reporting, Wachovia Corporation, P.O. Box 3099, Winston-Salem, North Carolina, 27150. A copying fee will be charged for the exhibits. A list of those exhibits filed herewith is included below.

             10.4     Senior Management Incentive Plan of Wachovia Corporation
                      as amended through January 1, 1999.
             10.7     Employment Agreement between Wachovia Corporation and
                      Mickey W. Dry, dated as of April 23, 1999.
             10.28    Senior Executive Retirement Agreement between Wachovia
                      Corporation and Mickey W. Dry, dated as of April 23, 1999.
             10.29    Form of Amendment to Employment Agreements between
                      Messrs. L. M. Baker, Jr., Walter E. Leonard, Jr., Robert
                      S. McCoy, Jr., and G. Joseph Prendergast.
             10.30    Form of Amendment to Senior Executive Retirement
                      Agreements between Messrs. L. M. Baker, Jr., Walter E.
                      Leonard, Jr., Robert S. McCoy, Jr., and G. Joseph
                      Prendergast.
               11     "Computation of Earnings per Common Share" is presented as
                      Table 4 on page 3 of the second quarter 1999 financial
                      supplement.
               12     Statement setting forth computation of ratio of earnings
                      to fixed charges.
               19     "Unaudited Consolidated Financial Statements", listed in
                      Part I, Item 1 do not include all information and
                      footnotes required under generally accepted accounting
                      principles. However, in the opinion of management, the
                      profit and loss information presented in the interim
                      financial statements reflects all adjustments necessary to present fairly the results of operations for the periods
                      presented. Adjustments reflected in the second quarter of
                      1999 figures are of a normal, recurring nature. The
                      results of operations shown in the interim statements are
                      not necessarily indicative of the results that may be
                      expected for the entire year.
               27     Financial Data Schedule (for SEC purposes only).

          Reports on Form 8-K -- A Current Report on Form 8-K dated May 13, 1999 was filed with the Securities and Exchange Commission announcing an Agreement and Plan of Merger by and between Wachovia Corporation and OFFITBANK Holdings Inc.

Signatures
--------------------------------------------------------------------------------
Pursuant to the requirements to Section 13 or 15(d) of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.


WACHOVIA CORPORATION

August 12, 1999 ROBERT S. McCOY, JR.
                Robert S. McCoy, Jr.
                Vice Chairman
                Senior Executive Vice President
                Chief Financial Officer

  August 12, 1999  DONALD K. TRUSLOW
                   Donald K. Truslow
                   Senior Executive Vice President
                   Treasurer/Comptroller

Directors and Officers

Directors of Wachovia Corporation and Wachovia Bank, N.A.
--------------------------------------------------------------------------------

L.M. BAKER, JR.
Chairman and
Chief Executive Officer


JAMES S. BALLOUN
Chairman, President and
Chief Executive Officer
National Service Industries, Inc.


PETER C. BROWNING
President and
Chief Executive Officer
Sonoco Products Company


JOHN T. CASTEEN III
President
University of Virginia


JOHN L. CLENDENIN
Chairman Emeritus
BellSouth Corporation

THOMAS K. HEARN, JR.
President
Wake Forest University


GEORGE W. HENDERSON, III
Chairman and
Chief Executive Officer
Burlington Industries, Inc.


W. HAYNE HIPP
Chairman, President and
Chief Executive Officer
The Liberty Corporation


ROBERT A. INGRAM
Chief Executive Officer
Glaxo Wellcome plc
Chairman of the Board
Glaxo Wellcome Inc.


GEORGE R. LEWIS
President and
Chief Executive Officer
Philip Morris Capital Corporation

ELIZABETH VALK LONG
Executive Vice President
Time Inc.


JOHN G. MEDLIN, JR.
Chairman Emeritus


LLOYD U. NOLAND, III
Chairman, President and
Chief Executive Officer
Noland Company


G. JOSEPH PRENDERGAST
President and
Chief Operating Officer


SHERWOOD H. SMITH, JR.
Chairman Emeritus
Carolina Power & Light Company


JOHN C. WHITAKER, JR.
Chairman and
Chief Executive Officer
Inmar Enterprises, Inc.

Principal Corporate Officers of Wachovia Corporation
--------------------------------------------------------------------------------

L.M. BAKER, JR.
Chairman and
Chief Executive Officer


G. JOSEPH PRENDERGAST
President and
Chief Operating Officer


JEAN E. DAVIS
Senior Executive Vice President
Human Resources


MICKEY W. DRY
Senior Executive Vice President
Chief Credit Officer

STANHOPE A. KELLY
Senior Executive Vice President
General Banking


WALTER E. LEONARD, JR.
Vice Chairman
Senior Executive Vice President
Operations/Technology


KENNETH W. MCALLISTER
Senior Executive Vice President
General Counsel/Administrative Services


ROBERT S. MCCOY, JR.
Vice Chairman
Senior Executive Vice President
Chief Financial Officer


JOHN C. MCLEAN, JR.
Senior Executive Vice President
Corporate Financial Services


DONALD K. TRUSLOW
Senior Executive Vice President
Treasurer/Comptroller

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